UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Tanger Factory Outlet Centers, Inc.
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# TangerOutlets

## 2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

MAY 13, 2022 JOIN THE MEETING AT: www.meetnow.global/MHLNL7X

TANGER OUTLET CENTERS
attract over 150 million loyal visitors each year. Our centers are the smart shopper’s ideal one-stop destination for the latest styles at great savings. Our upscale portfolio of outlet centers across the United States and in Canada showcase a tenant mix of leading designers and brand name retailers.
At Tanger Outlets, we are focused on making our retail partners successful, year after year. We’ve built a solid brand name for millions seeking designer names at value. Our strong marketing partnership programs help promote the brand through optimized channels, ultimately aiding in creating profitable distribution opportunities nationwide for our retail partners and attractive first class destinations for our shoppers.
Our commitment to our partners’ ongoing growth and success is a reflection of how we do business — always focused on the best interests and longstanding relationships with partners and shoppers.

Message from Our Lead Director
Dear Fellow Shareholders:
Thank you for the trust you have placed in us. As our 2022 Annual Meeting approaches, we would like to highlight a few important topics: 2021 Performance Highlights, Chief Executive Officer Succession, Board Composition, and Shareholder Engagement.
2021 PERFORMANCE HIGHLIGHTS
We had an extraordinary year in 2021 and we greatly exceeded our expectations. Our success was driven by continued improvements in traffic, the highest average sales per foot as reported by our retailers in our Company’s history and improving occupancy throughout the year. We proactively enhanced our balance sheet and liquidity position, extended our maturities, reduced our leverage and positioned the Company to execute on our capital plan and growth opportunities. Consumers demonstrated their desire to shop at Tanger Outlets during 2021, and retailers recognized the benefits of being in our open-air shopping centers. We are proud of our achievements and that our total shareholder return for 2021 was nearly 102%.
CHIEF EXECUTIVE OFFICER SUCCESSION
On January 1, 2021, Mr. Steven B. Tanger transitioned to the role of Executive Chair of the Company’s Board of Directors and Mr. Stephen J. Yalof assumed the role of CEO, and I, previously Non-Executive Chair of the Board, was appointed to Lead Director. Mr. Yalof, a successful and proven retail real estate executive, joined the Company as President and Chief Operating Officer effective April 10, 2020 and was later appointed to the Board of Directors (the “Board”) in July 2020. The Board has been extremely pleased with the smooth transition and the collaborative efforts of Mr. Tanger and Mr. Yalof.
BOARD COMPOSITION
In June 2021, we were thrilled to add Sandeep L. Mathrani, Chief Executive Officer of WeWork Inc, to our Board. With more than three decades of professional experience and insight, as well as a proven record of success in the real estate industry, Mr. Mathrani brings dynamic value and further strengthens the talent represented on Tanger's Board. Adding Mr. Mathrani, who identifies as Asian, reflects our focused effort to continue to strengthen the composition of the Board and foster a diverse composition of its members.
SHAREHOLDER ENGAGEMENT
We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. We are proud of our track record of being responsive to our shareholders, and based on feedback we have received, we have made many positive changes, especially related to our executive compensation programs. This past year, 94% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation, up from 67% in the previous year. As we believe it is important to continue to engage with our shareholders, we again conducted a robust outreach effort this past year. In late 2021 and early 2022, we reached out to shareholders representing approximately 63% of our outstanding shares and received feedback from shareholders representing approximately 53% of our shares. While executive compensation was an important part of our discussions, in some cases we also covered topics including strategy, ESG matters and Board composition. I led our outreach efforts, together with Thomas J. Reddin, the Chair of our Compensation and Human Capital Committee.
The Board remains committed to serving your interests, and we are focused on long-term value creation for all shareholders.
David B. Henry
Lead Director

2022 Proxy Statement	1

Notice of Annual Meeting of Shareholders

Date and Time May 13, 2022 (Friday) 10:00 AM (Eastern Time)	Location The Annual Meeting will be held online at www.meetnow.global/MHLNL7X	Who Can Vote Shareholders as of March 24, 2022 are entitled to vote

Voting Items

1	SEE PAGE 14	2	SEE PAGE 71	3	SEE PAGE 74

To elect the nine director nominees named in the attached Proxy Statement for a term of office expiring at the 2023 Annual Meeting of Shareholders		To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022		To approve, on an advisory (non-binding) basis, named executive officer compensation

“FOR” EACH DIRECTOR NOMINEE		“FOR”		“FOR”

We will also transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.
Only common shareholders of record at the close of business on March 24, 2022 will be entitled to vote at the meeting or any postponement(s), continuation(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting online. Please vote by internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials, or if you received printed proxy materials, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares during the meeting if you subsequently choose to attend the meeting online and wish to change your vote.
We encourage shareholders to submit their proxy online, by mail, by phone or using your smartphone or tablet. As always, we encourage you to vote your shares prior to the Annual Meeting.

Sincerely, Chad D. Perry Executive Vice President, General Counsel and Secretary April 1, 2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 13, 2022. This Proxy Statement and our Annual Report for the year ended December 31, 2021 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.

How to Vote

Online www.envisionreports. com/SKT	By Mail Fill out your proxy card and drop in the mail in the enclosed postage paid envelope

By Phone 1-800-652-VOTE (8683)	QR Code Use your smartphone or tablet to scan the QR Code

2	Tanger Outlets

2022 Proxy Statement	3

Performance Highlights
2021 Business Recap
We had an extraordinary year in 2021 that greatly exceeded our expectations. We ended 2021 in a meaningfully stronger position than we entered, driven by continued improvements in traffic, the highest average sales per square foot as reported by our retailers in our Company’s history and improving occupancy throughout the year. Our strong performance helped generate year-over-year earnings growth and improvements in several financial and operating metrics. Additionally, throughout 2021, we took a number of proactive steps to further enhance our balance sheet and liquidity position, extend our debt maturities, reduce our leverage and position us to execute on our capital plan and growth opportunities. Our total shareholder return for 2021 was nearly 102%, best of our mall group peers.
Consumers demonstrated their desire to shop at Tanger Outlets during 2021, and retailers recognized the benefits of being in our open-air shopping centers. We are proud of our achievements during the year, which led the Company to realize the following results:

NET INCOME
Net income available to common shareholders was $0.08 per share, or $8.3 million, for the year ended December 31, 2021 compared to net loss available to common shareholders of $0.40 per share, or $37.0 million, for the prior year.

CORE FUNDS FROM OPERATIONS (“CORE FFO”)*	Core FFO available to common shareholders was $1.76 per share, or $188.4 million, for the year ended December 31, 2021 compared to $1.57 per share, or $153.7 million, for the prior year.

SAME CENTER NET OPERATING INCOME (“NOI”)*
Same Center NOI for the total portfolio (including our pro rata share of unconsolidated joint ventures) increased to $310.2 million for 2021 from $267.4 million for 2020, driven by growth in variable rents and other revenues in 2021 and recovery from the impact of the COVID-19 pandemic in 2020.

OCCUPANCY	95.3% occupancy for the total portfolio at year-end 2021 (compared to 92.2% on December 31, 2020).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.7150 per share in dividends during 2021. We have paid an all-cash dividend every year since becoming a public company in May 1993.

4	Tanger Outlets

PERFORMANCE HIGHLIGHTS

AVERAGE TENANT SALES	$468 per square foot for the total portfolio for the year ended December 31, 2021, an increase of 17.6% from $398 per square foot for the year ended December 31, 2019 and an all-time high for Tanger.

NET DEBT TO ADJUSTED EBITDAre RATIO*
Net debt to Adjusted EBITDAre (calculated as net debt* divided by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Adjusted EBITDAre”)* for the total portfolio improved to 5.5 times for the year ended December 31, 2021 from 7.2 times for the year ended December 31, 2020 due to financing activities in 2021 and growth in Adjusted EBITDAre.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDAre* divided by interest expense) for the total portfolio of 4.3 times for 2021 compared to 3.3 times for 2020.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2021.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.1% for the year ended December 31, 2021.

*Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre including a reconciliation to the closest GAAP equivalent, please see Appendix A.
In February 2021, we implemented an at-the-market (“ATM”) equity offering program. During 2021, we sold 10.0 million shares at a weighted average price of $18.97 per share, generating net proceeds of $187.1 million. As of December 31, 2021, $60.1 million remained authorized under the program. Additionally, our operating partnership amended and extended its unsecured lines of credit from October 2021 to July 2025 and also issued $400.0 million in 2.750% senior notes due 2031. The net proceeds, along with proceeds from the ATM offerings, were used to redeem its 3.875% senior notes due 2023 and 3.750% senior notes due 2024.
As of December 31, 2021, our total portfolio outstanding floating rate debt totaled approximately $107.9 million (principal), representing approximately 7% of total portfolio debt and 3% of total enterprise value. Approximately 88% of our total portfolio square footage was unencumbered by mortgages. As of December 31, 2021, our outstanding debt had a weighted average interest rate of 3.1% and a weighted average term to maturity, including extension options, of approximately 5.6 years with no significant maturities until April 2024.

2022 Proxy Statement	5

PERFORMANCE HIGHLIGHTS
Our Environmental, Social and Governance Approach
At Tanger, we work to create long-term value for our shareholders, retail partners and employee team members while we build strong communities and consider the future of our planet. We integrate environmental, social and governance (ESG) into our business practices and address the issues most important to our stakeholders. Our Core Values of Consider Community First, Seek the Success of Others, Act Fairly and with Integrity and Make it Happen form the foundation of our approach as we set goals to create positive social and economic impact while reducing our environmental footprint.
Our goal is to utilize best practices in every aspect of our business, including our ESG reporting. We have utilized the standards of the Global Reporting Initiative (GRI) since 2016 and began integrating certain disclosures from the Sustainability Accounting Standards Board (SASB, now the Value Reporting Foundation) in 2019. We disclosed to Global Real Estate Sustainability Benchmark (GRESB) and CDP (formerly, the Carbon Disclosure Project) beginning in 2020, and in 2021, we earned a Green Star rating and 2 stars from GRESB and a Climate Change Score of C from CDP. We are also currently assessing our climate-related governance and strategy to incorporate concepts from the Task Force on Climate-related Financial Disclosures (TCFD) and aim to become a signatory to the United Nations Global Compact (UNGC).
In light of our progress, we have evolved our strategic pillars:

Our People	Our Community	Our Planet	Our Governance

Creating a Positive Workplace	Contributing to Strong, Vibrant Communities	Minding Our Environmental Impact	Managing Our Business with Integrity

We aim to create an engaging, equitable workplace where all people are welcomed, valued and have opportunities to thrive	We actively serve our communities through partnerships with nonprofits, community leaders and tenants	We are committed to taking steps to mitigate climate change through embedding energy efficiency and sustainability measures in center operations, new center development and tenant partnerships	We build trusting relationships and seek to create long-term value for our stakeholders with ethics as the foundation for our approach to ESG and our entire business

Material Issues* – ESG Priorities And Impacts
Tanger’s materiality process drives strategy on environmental, social, economic and governance topics. We begin by identifying opportunities and risks, and leverage external frameworks and engage stakeholders, executives and our Board members to help identify key ESG issues. Material issues are translated into operational priorities and processes across the Company. As a result of a robust materiality assessment conducted by a third party in 2021, we have identified the following priority material issues that we believe are of greatest relevance to the Company and our stakeholders:

DIVERSITY, EQUITY & INCLUSION	ENERGY USE & EFFICIENCY	COMMUNITY INVOLVEMENT
CLIMATE CHANGE	TENANTS’ ENVIRONMENTAL & SOCIAL FOOTPRINT

*The concept of “material issues” as used above refers to GRI reporting guidance on potential disclosures and does not correspond to the concept of materiality used in the securities laws and disclosures required by U.S. Securities and Exchange Commission rules. While certain matters discussed in this section of our proxy statement and in our related ESG disclosures may be significant, any significance should not be read as necessarily rising to the level of materiality used for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even where we use the word “material” or “materiality” in this section of our proxy statement and in our related ESG disclosures.

6	Tanger Outlets

PERFORMANCE HIGHLIGHTS
2021 ESG Highlights

Our People
•Refined our Mission, Vision and Values based on engagement with our employees and other key stakeholders
•Empowered our Diversity, Equity and Inclusion (DEI) Counsel to provide educational and training opportunities, including unconscious and implicit bias training, to senior leaders and other employees in support of making our diversity a strength in terms of people, education, leadership and action
•Enhanced employee health coverage to upgrade benefits and reduce cost to employees

Our Community
•Contributed nearly $22.0 million in charitable giving since 1994
•Launched our Specialty Leasing Small Business Initiative, strengthening our commitment to provide opportunities for minority- and women-owned businesses
•Encouraged DEI-focused volunteerism, with Tanger employees spending over 2,200 Company-paid hours volunteering in their local communities

Our Planet
•Demonstrated our commitment to renewable energy by producing nearly 6.2 million kWh of solar energy and powering over 60,000 electric vehicle charging sessions
•Completed the transition to LED lighting at 100% of the centers we manage, one year ahead of our goal
•Continued transparency in ESG reporting by disclosing to CDP and GRESB, receiving a Climate Change Score of C from CDP and a Green Star Rating and 2 stars from GRESB

Our Mission
To deliver the best value, experience and opportunity for our communities, stakeholders and partners
Our Vision
Transforming from a real estate company to a customer experience company
Our Core Values

CONSIDER COMMUNITY FIRST
Our diverse communities are the heartbeat of our business. Our decision-making must reflect the varied perspectives that contribute to making Tanger a welcoming environment for all. We work to embrace these differences which strengthen Our Tanger. Our philanthropic and sustainable commitments exist to better all the communities we serve.

ACT FAIRLY & WITH INTEGRITY
Our bond is strongest when we act with integrity and fairness in everything we do. Tanger’s commitment to ethics lives throughout every level, interaction, and function of the organization, and is what we are known for.

SEEK THE SUCCESS OF OTHERS
We are all in this together, and we believe true success can only be achieved when it is experienced by our shoppers, retailers, and team members alike. We strive to create a culture of inclusion, where we can all be better-together.

MAKE IT HAPPEN
This is the Tanger state of mind, and it is deeply rooted in our heritage. We are empowered to take smart risks, innovate and to use our voices to advocate for our ideas and for others within our communities.

2022 Proxy Statement	7

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 13, 2022. Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc. and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. The terms “we,” “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires. We anticipate that our Proxy Statement and proxy card will be first sent or available to shareholders on or about April 1, 2022. Certain statements in this summary and the Proxy Statement are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast,” or similar expressions. Such forward-looking statements include, but are not limited to, statements regarding our executive compensation program and creating long-term shareholder value. Important factors that may cause actual results to differ materially from current expectations include, but are not limited to those set forth under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021, as may be updated in our other filings with the SEC. Actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 13, 2022. All holders of record of our common shares, par value $0.01 per share (referred to as “Common Shares”), as of the close of business on the record date, March 24, 2022, are entitled to attend and vote on all proposals at the Annual Meeting.
General Information

Meeting:	Annual Meeting of Shareholders	Stock Symbol:	SKT
Date:	May 13, 2022	Exchange:	New York Stock Exchange
Time:	10:00 a.m., Eastern Time	Common Shares Outstanding:	104,469,061
Location:	www.meetnow.global/MHLNL7X	State of Incorporation:	North Carolina
Record Date:	March 24, 2022	Public Company Since:	1993
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MHLNL7X. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, in light of the ongoing COVID-19 pandemic, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Corporate Website: www.tangeroutlets.com
Investor Relations Website: investors.tangeroutlets.com
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 13, 2022
This Proxy Statement and our Annual Report for the year ended December 31, 2021 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

8	Tanger Outlets

PROXY SUMMARY

PROPOSAL 1	Election of Directors
	The Board recommends a vote FOR each director nominee.	SEE PAGE 14

Directors
We believe that the composition of our Board of Directors (the “Board” or “the Board of Directors”) is balanced, that it reflects diversity in experience, professional background, gender, ethnicity, areas of expertise and perspectives, and that the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives. As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives.
On June 3, 2021 and upon recommendation of the Board’s Nominating and Corporate Governance Committee, the Board of Directors voted to expand the number of positions on the Company's Board of Directors from eight to nine and elected Sandeep Mathrani as a director to fill the vacancy, effective immediately, for a term ending at the Company’s 2022 Annual Meeting of Shareholders. With more than three decades of professional experience and insight, as well as a proven record of success in the real estate industry, Mr. Mathrani brings dynamic value and further strengthens the talent represented on Tanger's Board. Adding Mr. Mathrani, who identifies as Asian, reflects our focused effort to continue to strengthen the composition of the Board and foster a diverse composition of its members.
The table below outlines the ages, tenures, independence and committee membership of our director nominees for the annual meeting to be held on May 13, 2022. For more information about our director nominees and their qualifications, please see “Proposal 1 - Election of Directors.”

	AGE	YEARS ON BOARD	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION AND HUMAN CAPITAL COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Jeffrey B. Citrin	64	7
David B. Henry*	73	6
Sandeep L. Mathrani	59	<1
Thomas J. Reddin	61	11
Bridget M. Ryan-Berman	61	13
Susan E. Skerritt	67	3
Steven B. Tanger**	73	28
Luis A. Ubiñas	59	2
Stephen J. Yalof	59	1

*Lead Director	■ Member	■ Chair
** Executive Chair

2022 Proxy Statement	9

PROXY SUMMARY

INDEPENDENCE	TENURE

GENDER AND RACIAL/ETHNIC DIVERSITY *	AGE

*The four Board members identified as diverse do not overlap in either gender or racial/ethnic diversity.
Governance Highlights
Strong Corporate Governance Practices

Independence	Best Practices

•7 of 9 current directors are independent
•Independent Lead Director of the Board
•All Board committees composed entirely of independent directors
•Regular executive sessions of independent directors
•Board and committees may hire outside advisors independently of management

•Active shareholder engagement process
•Diversity reflected in Board and Senior Management
•Current Board includes 5 audit committee financial experts
•Strategy and risk oversight by the Board and its Committees
•Share ownership guidelines for named executive officers and non-employee directors

Chief Executive Officer Succession
On January 1, 2021, in connection with our long-term succession planning strategy, Mr. Steven B. Tanger transitioned to the role of Executive Chair of the Company’s Board of Directors and Mr. Stephen J. Yalof assumed the role of CEO. David B. Henry, previously Non-Executive Chair of the Board, was appointed to Lead Director.
Mr. Yalof, a successful and proven retail real estate executive, joined the Company as President and Chief Operating Officer effective April 10, 2020 and was later appointed to the Board of Directors in July 2020. Mr. Yalof has over 20 years of experience with retailers. The Board has been extremely pleased with the smooth transition and the collaborative efforts of Mr. Tanger and Mr. Yalof. As Executive Chair, Mr. Tanger has continued to serve as an executive officer and director of the Company and has focused on growth and acquisition plans; corporate governance and sustainability; board development and engagement; managerial succession planning; and other high level strategic initiatives.

10	Tanger Outlets

PROXY SUMMARY
Shareholder Engagement
We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. We are proud of our track record of being responsive to our shareholders, and based on feedback we have received, we have made many positive changes, especially related to our executive compensation programs.
For example, this past year, 94% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation, up from 67% in the previous year. As we believe it is important to continue to engage with our shareholders, we again conducted a robust outreach effort this past year. In late 2021 and early 2022, we reached out to shareholders representing approximately 63% of our outstanding shares and received feedback from shareholders representing approximately 53% of our shares. While executive compensation was an important part of our discussions, in some cases we also covered topics including strategy, ESG matters and Board composition. David B. Henry, our Lead Director, led our outreach efforts, together with Thomas J. Reddin, the Chair of our Compensation and Human Capital Committee.

PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm
	The Board recommends a vote FOR this proposal.	SEE PAGE 71

PROPOSAL 3	Approval, on an Advisory Basis, of Executive Compensation
	The Board recommends a vote FOR this proposal.	SEE PAGE 74

We will also transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

2022 Proxy Statement	11

PROXY SUMMARY
2021 Compensation
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, and annual long-term equity-based incentive compensation subject to time-based or performance-based vesting conditions. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also considering annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

PAY ELEMENT
CEO	OTHER NEOs	OBJECTIVES

Base Salary	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers

Annual Incentive Cash Bonus	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation together with a quantitative and qualitative assessment of individual contributions

Annual Long-Term Equity Incentive	Annual Long-Term Equity Incentive	To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

Performance Share Plan	Performance Share Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

12	Tanger Outlets

PROXY SUMMARY
Executive Compensation Governance Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company maximize shareholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

WHAT WE DO	WHAT WE DO NOT DO
Utilize an Executive Compensation Program Designed to Align Pay with Performance	Provide Tax Gross-ups
Provide Excessive Perquisites
Conduct an Annual Say-on-Pay Vote
Seek Input From, Listen to and Respond to Shareholders	Reprice Share Options
Employ a Clawback Policy	Provide Excessive Change of Control or Single-Trigger Change of Control Severance Payments
Utilize Share Ownership Guidelines for NEOs and directors, with a 10x base salary requirement for our Executive Chair and 6x base salary requirement for our CEO
Prohibit Hedging and Restrict Pledging of the Company’s Common Shares
Retain an Independent Compensation Consultant
Mitigate Inappropriate Risk Taking
Employ a Rigorous Bonus Program

Spring 2020	May 2020	Summer 2020 and Spring 2021	May 2021	Winter 2021/2022

Shareholder Outreach Meetings Conducted	Annual Meeting - Say-On-Pay Vote 67%	Positive Changes Made to Address Shareholder Concerns	Annual Meeting - Say-On-Pay Vote 94%	Shareholder Outreach Meetings Continue

WHAT WE HEARD •Single trigger provisions in legacy employment agreements should be eliminated	HOW WE RESPONDED •Employment contracts, where applicable, were amended to require a double trigger event in order to receive severance benefits following a change of control

•Equity ownership guidelines should be applied to a broader group of executives	•Equity ownership guidelines were increased for directors in 2020 and modified to apply to all NEOs in 2021

•Shareholders supported the overall design and framework of our plan	•We did not make any significant changes to our plan and instead focused on the quantum of awards

2022 Proxy Statement	13

PROPOSAL 1	Election of Directors

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. The Board has nominated nine director candidates for election to the Board at the annual meeting. Each of the nine nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board of Directors, or the Board may elect to reduce its size. The terms of all of our directors expire at the next Annual Meeting of Shareholders or when their successors are elected and qualified.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH BELOW.

Director Resignation Policy
Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. The resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of the resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (excluding the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.
Board Diversity and Refreshment
The Board seeks a mix of backgrounds and experience among its members. We believe that decision making is improved when various perspectives contribute to the discussion. In evaluating director candidates, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience, gender, race, ethnicity and other attributes, taken as a whole, contribute to the high standards of Board service at the Company. While the Board does not follow any ratio or formula to determine the appropriate mix, the Board is committed to increasing gender and racial diversity among directors over time and, as reflected in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is committed to including highly qualified women and minority candidates in each search the Board undertakes. The Nominating and Corporate Governance Committee assesses its performance as to all aspects of the selection and nomination process for directors, including diversity, as part of its annual self-evaluation process.
The Board’s commitment to diversity is reflective of the Company’s policy of inclusiveness throughout the organization. Our management team reflects gender and racial diversity as well as diversity of viewpoints, background and experience. For example, more than forty-five percent of the members of our executive leadership team are women.
The recent additions of Sandeep L. Mathrani, Stephen J. Yalof, Luis A. Ubiñas and Susan E. Skerritt to our Board reflect the Board’s focused effort to refresh the composition of the Board while also considering diversity. Currently of the nine directors on the Board, two are women, one is Asian and one is Latino. On January 1, 2021, David B. Henry was appointed Lead Director and Steven B. Tanger transitioned to Executive Chair of the Board. Our focus on Board composition reflects our thoughtful approach and commitment to ongoing Board refreshment and diversification. These changes have further increased the diversity of our Board in terms of gender, ethnicity and career experience.
Nominee Qualifications
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction of or managing and overseeing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders, and as a result, we believe has developed the ability to judge leadership qualities. Each also has experience in serving as an executive or on the board of directors of at least one other major corporation, which we believe provides additional relevant experience on which each nominee can draw.

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PROPOSAL 1 ELECTION OF DIRECTORS
Information Regarding Nominees

Jeffrey B. Citrin
Independent Director AGE 64 DIRECTOR SINCE July 28, 2014 Managing Principal of Hectad Strategic Partners COMMITTEES: Audit (Chair), Compensation & Human Capital
BACKGROUND
•Managing Principal of Hectad Strategic Partners, a private investment firm he founded in 2021.
•Vice Chairman and Senior Advisor of Square Mile Capital Management LLC, a private New York-based investment firm he founded focusing on real estate-related opportunities, from 2017 to 2020; Managing Principal of Square Mile from 2006 to 2017.
•President of Blackacre Capital Management LLC (now known as Cerberus Institutional Real Estate), which he co-founded, from 1994 to 2005.
•Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994.
•Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. from 1991 to 1993.
•Vice President of the Real Estate Investment Banking Unit of Chemical Bank from 1986 to 1991.
•Attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986.
•Previously served as an Independent Trustee of First Union Real Estate and Mortgage (now known as Winthrop Realty Trust) from 2001 to 2003.
•Serves on the advisory boards of the Hospital for Special Surgery in New York and the Hood Museum of Art.
QUALIFICATIONS FOR THE TANGER BOARD
Mr. Citrin has over 32 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board benefits from this technical experience as well as from Mr. Citrin’s extensive executive, management and legal experience.
OTHER CURRENT PUBLIC COMPANY BOARDS
Trinity Place Holdings Inc. (NYSE: TPHS)

2022 Proxy Statement	15

PROPOSAL 1 ELECTION OF DIRECTORS

David B. Henry
Lead Independent
Director
AGE 73
DIRECTOR SINCE
January 1, 2016
Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation
COMMITTEES:
Audit, Compensation & Human Capital, Nominating & Corporate Governance

BACKGROUND
•Lead Director since January 1, 2021; Non-Executive Chair of the Board from May 17, 2019 to December 31, 2020.
•Chief Executive Officer of Kimco Realty Corporation, a publicly-traded REIT, from December 2009 and Vice Chairman of the Board of Directors from April 2001 until his retirement from both positions in January 2016.
•A 23-year career at G.E. Capital Real Estate, General Electric’s former real estate division, including serving as Senior Vice President and Chief Investment Officer, as well as Chairman of G.E. Capital Investment Advisors.
•Co-founder and Chairman of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties.
•Previously served on the Board of Directors of VEREIT, Inc. from September 2015 to November 2021, and Columbia Property Trust, Inc. from January 2016 to December 2021.
•Director of Fairfield County Bank, a private Connecticut mutual savings bank; Starwood Real Estate Income Trust, a non-traded REIT.
•Serves on the real estate advisory boards of New York University, Bucknell University, Baruch College, ALTO Real Estate Funds, Orangewood Partners and Pine Tree, LLC.
•Former Trustee and 2011-2012 Chairman of the International Council of Shopping Centers.
•Former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts.
•Former member of the Executive Board of the Real Estate Roundtable.
QUALIFICATIONS FOR THE TANGER BOARD
Mr. Henry has over 41 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.
OTHER CURRENT PUBLIC COMPANY BOARDS
Healthpeak Properties, Inc. (NYSE: PEAK)

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PROPOSAL 1 ELECTION OF DIRECTORS

Sandeep L. Mathrani
Independent Director AGE 59 DIRECTOR SINCE June 3, 2021 Chief Executive Officer of WeWork Inc. COMMITTEES: Compensation & Human Capital
BACKGROUND
•Chief Executive Officer of WeWork Inc., a commercial real estate company, since 2020.
•Chief Executive Officer of Brookfield Properties’ retail group, a commercial real estate agency, and Vice Chairman of Brookfield Properties from 2018 to 2019.
•Chief Executive Officer of GGP Inc. for eight years, during which he recapitalized the company from bankruptcy in 2010 and led eight successful years of growth prior to the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018.
•President of Retail at Vornado Realty Trust, a real estate investment trust company, from 2002 to 2010.
•Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002.
•Former Chair and current Executive Board member of the National Association of Real Estate Investment Trusts, as well as a former Trustee of the International Council of Shopping Centers.
QUALIFICATIONS FOR THE TANGER BOARD
With more than three decades of professional experience and insight, as well as a proven record of success in the real estate industry, Mr. Mathrani brings dynamic value and further strengthens the talent represented on Tanger's Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
WeWork Inc. (NYSE: WE)
Bowlero Corp. (NYSE: BOWL)
Dick’s Sporting Goods, Inc. (NYSE: DKS)

Thomas J. Reddin
Independent Director AGE 61 DIRECTOR SINCE July 26, 2010 Managing Partner and Owner of Red Dog Ventures, LLC COMMITTEES: Audit, Compensation & Human Capital (Chair), Nominating & Corporate Governance
BACKGROUND
•Non-Executive Chair of the Board from May 20, 2016 to May 17, 2019.
•Managing Partner and Owner of Red Dog Ventures, LLC, a venture capital firm, since 2009.
•Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009.
•Chief Executive Officer of LendingTree.com from 2005 to 2007; President and Chief Operating Officer from 2000 to 2005.
•Various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995.
•Previously served on the Board of Directors of Premier Farnell plc from September 2010 to October 2016 and of Valassis Communications Inc. from July 2010 to February 2014 and R.H. Donnelley from July 2007 to January 2010.
QUALIFICATIONS FOR THE TANGER BOARD
Mr. Reddin has over 35 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Deluxe Corporation (NYSE: DLX)

2022 Proxy Statement	17

PROPOSAL 1 ELECTION OF DIRECTORS

Bridget M. Ryan-Berman
Independent Director AGE 61 DIRECTOR SINCE January 1, 2009 Managing Partner of Ryan Berman Advisory, LLC COMMITTEES: Compensation & Human Capital, Nominating & Corporate Governance (Chair)
BACKGROUND
•Managing Partner at Ryan Berman Advisory, LLC, a strategic advisory and consulting firm, since January 2018.
•Chief Experience Officer of Enjoy Technology, Inc., a provider of setup and training services for tech products, from June 2016 to December 2017.
•Independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience from 2015 to 2016.
•Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories from 2011 to 2015.
•Independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services.
•Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.
•Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.
•Various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores and Allied Stores Corp. from 1982 to 1992.
•Serves on the Board of Directors of Tegra Global, a private apparel manufacturing and supply chain provider.
•Previously served on the Board of Directors of J. Crew Group, Inc. and as Chair of the Board of Directors of BH Cosmetics.
•Co-founder of Miraclefeet, a non-profit organization providing technical and financial support to children and families for the treatment of clubfoot in developing countries.
•Chair of the Dean's Cabinet of the Advisory Council for University of Virginia‘s Pamplin College of Business. She serves on the University’s Alumni Association Board and was previously on the University's Foundation Board. She also serves on the Board of Trustees for Benedictine Schools of Richmond.
QUALIFICATIONS FOR THE TANGER BOARD
Ms. Ryan-Berman has over 39 years of experience in the retail business and, as a senior level executive, has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. She serves as a strategic advisor and board director for multi-channel consumer companies focused on the acceleration of brand growth and business development, digital transformation and consumer engagement. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Newell Brands Inc. (NASDAQ: NWL)

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PROPOSAL 1 ELECTION OF DIRECTORS

Susan E. Skerritt
Independent Director AGE 67 DIRECTOR SINCE July 30, 2018 Senior Advisor, Boston Consulting Group COMMITTEES: Audit, Compensation & Human Capital
BACKGROUND
•Senior Advisor to Boston Consulting Group, a global consulting firm partnering with leaders in business and society, since 2021.
•Former Senior Advisor to Promontory Financial Group, a financial service company and wholly owned subsidiary of IBM, guiding clients on regulatory and risk management measures, from 2018 to 2021.
•Former Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Beginning in 2013, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business.
•A seven-year career at Bank of New York Mellon Trust Company, N.A., including serving as an Executive member of the Board of Directors and as an Executive Vice President, co-leading the acquisition and integration of the JPMorgan Corporate Trust business.
•Various leadership roles at companies including Morgan Stanley, Treasury Strategies, Inc., Ernst & Young and Manufacturers Hanover Trust Company.
•Previously served on the Board of Directors of VEREIT, Inc. from February 2021 to November 2021.
•Serves as a Director of the Falcon Group, a private inventory management solutions business.
•Previously served as a Director of RBC U.S. Group Holdings LLC, the private intermediate holding company for Royal Bank of Canada’s U.S. operations.
•Serves on the Board of Trustees of Hamilton College since 1994 and of The Brooklyn Hospital Center since 2013.
QUALIFICATIONS FOR THE TANGER BOARD
With a 38-year financial career as a demonstrated leader with deep expertise in global financial markets, regulatory compliance, and risk management, Ms. Skerritt brings valuable perspective to Tanger’s Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
Community Bank System, Inc. (NYSE: CBU)
IG Group Holdings plc (LSE: IGG)

2022 Proxy Statement	19

PROPOSAL 1 ELECTION OF DIRECTORS

Steven B. Tanger
Executive Chair of the Board AGE 73 DIRECTOR SINCE May 13, 1993 Former Chief Executive Officer COMMITTEES: None
BACKGROUND
•Executive Chair of the Board since January 1, 2021.
•Served as the Company’s Chief Executive Officer from May 2017 to December 2020; President and Chief Executive Officer from January 2009 to May 2017; President and Chief Operating Officer from January 1995 to December 2008; and Executive Vice President from 1986 to December 1994.
•Served on the Board of Directors of The Fresh Market, Inc. from June 2012 to April 2016.
QUALIFICATIONS FOR THE TANGER BOARD
Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 36 upscale outlet shopping centers in 20 states and in Canada, totaling approximately 13.6 million square feet leased to approximately 2,700 stores operated by more than 600 different brand name companies (as of February 28, 2022). Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

Luis A. Ubiñas
Independent Director AGE 59 DIRECTOR SINCE July 29, 2019 Former President, Ford Foundation COMMITTEES: Audit, Nominating & Corporate Governance
BACKGROUND
•Serves on the Board of Trustees of the Pan American Development Foundation, which invests nearly $100 million annually in sustainable development projects in Latin America and the Caribbean, since 2014.
•President of the Ford Foundation from 2008 to 2013, then the second-largest foundation in the United States, where he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems.
•An 18-year career at McKinsey & Company where, as a Senior Partner, he led the firm’s media practice during the transition from analog to digital and omnichannel platforms.
•Previously served on the Board of Directors of Boston Private Financial Holdings.
•Serves on the Board of Trustees of Mercer Funds, a registered management investment company.
•Previously served on the Board of Directors of Aura Financial and of CommerceHub, Inc., both private companies.
•Serves on the Board of Directors and as Chair of the finance committee of the New York Public Library, Chair of the Statue of Liberty-Ellis Island Foundation and is a member of the Advisory Board of the United Nations Fund of International Partnerships.
QUALIFICATIONS FOR THE TANGER BOARD
As a demonstrated leader with deep expertise in helping companies adopt successful strategies during periods of transformation, Mr. Ubiñas brings valuable perspective to Tanger's Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
AT&T (NYSE: T)
Electronic Arts Inc. (NASDAQ: EA)
FirstMark Horizon Acquisition Corporation (NYSE: FMAC)

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PROPOSAL 1 ELECTION OF DIRECTORS

Stephen J. Yalof
AGE 59 DIRECTOR SINCE July 20, 2020 President and Chief Executive Officer COMMITTEES: None
BACKGROUND
•President and Chief Executive Officer of the Company since January 2021. Mr. Yalof joined the Company in April 2020 as President and Chief Operating Officer.
•Chief Executive Officer of Simon Premium Outlets of the Simon Property Group, Inc. from September 2014 to April 2020.
•More than 20 years of experience in the retail industry, previously serving as Senior Vice President of Real Estate for Ralph Lauren Corporation and Senior Director of Real Estate for The Gap, Inc.
•Serves as a Trustee of the International Council of Shopping Centers, as well as on the advisory boards of HeadCount and the Center for Real Estate & Urban Analysis (CREUA) at George Washington University
QUALIFICATIONS FOR THE TANGER BOARD
Mr. Yalof provides insight into the Company's operations and strategy as well as extensive experience in the real estate and retail industries.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. Eight of the nine nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election. Mr. Mathrani was elected by the Board during 2021 and is standing for election by our shareholders for the first time at the Annual Meeting. Mr. Mathrani was recommended to serve on the Board by our CEO and our non-employee directors.
Director Independence
Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have nine directors, including seven independent directors. Our Board has affirmatively determined that the following seven current directors are “independent,” as that term is defined under the listing standards of the NYSE: Jeffrey B. Citrin, David B. Henry, Sandeep L. Mathrani, Thomas J. Reddin, Bridget M. Ryan-Berman, Susan E. Skerritt and Luis A. Ubiñas. Steven B. Tanger is our former Chief Executive Officer and is serving as our Executive Chair and Stephen J. Yalof is our President and CEO, and therefore, are not independent.
In determining the independence of our directors, the Board considered that Ms. Ryan-Berman is a director of Newell Brands Inc., the owner of a portfolio of brands, including one of our tenants and that Mr. Mathrani is a director of Dick’s Sporting Goods, Inc., one of our tenants. Our Board considered the nature of this relationship and the dollar value of the annual rental payments received from the respective tenant and determined that the relationship does not impair Ms. Ryan-Berman’s or Mr. Mathrani’s independence.

2022 Proxy Statement	21

PROPOSAL 1 ELECTION OF DIRECTORS
Board Leadership Structure and Risk Oversight

Steven B. Tanger Executive Chair	David B. Henry Lead Director of the Board

PRIMARY RESPONSIBILITIES:	PRIMARY RESPONSIBILITIES:
•Working with the Board and CEO to develop the Company’s strategy for future growth.
•Partnering with the CEO to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures and strategically important relationships, as well as the disposition from time to time of non-core assets.
•Where appropriate and at the discretion of the Board, representing the Company to interact with external stakeholders and employees.
•Together with the Lead Director and CEO, scheduling Board and Annual Shareholder meetings and setting agendas.
•Presiding over Board meetings and assuming principal responsibility for the functioning of the Board and its operations.
•Consulting with the Lead Director and CEO to ensure sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues.
•Fostering an environment in which directors can ask questions and express their viewpoints.
•Providing opportunities for independent directors to meet in executive session at each Board meeting in the absence of non-independent directors. Such meetings are presided over by the Lead Director.
•Ensuring that Board functions are carried out effectively.
•Ensuring that the interests of important stakeholders are considered by the Board.
•Taking all reasonable and necessary steps to ensure that Board decisions are implemented.
•Engaging with the Lead Director to debrief on decisions reached and suggestions made at meetings.
•Engaging with the Lead Director to facilitate communication between management and independent directors.
•Taking all reasonable steps to ensure that the expectations of the Board are clearly expressed, understood and respected by management.
•Partnering with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board.
•Working with the Lead Director and independent directors to execute an annual performance evaluation of the CEO.

•Scheduling Board meetings and annual meetings of shareholders and setting agendas, together with the Executive Chair of the Board and CEO.
•Calling and presiding over executive sessions of the non-management and independent directors.
•Consulting with the Executive Chair of the Board and CEO to ensure sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues.
•Advising on Board informational needs.
•Engaging with the Executive Chair of the Board to facilitate communication between management and the independent directors.
•Engaging with the Executive Chair of the Board to debrief on decisions reached and suggestions made at meetings.
•Facilitating discussion among the independent directors on key issues and concerns outside of board meetings.
•Presiding at Board meetings in the absence of the Executive Chair.
•Consulting with major shareholders as requested by the Board.
•Working with the Executive Chair of the Board and independent directors to execute an annual performance evaluation of the CEO.

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PROPOSAL 1 ELECTION OF DIRECTORS
Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.
As part of a series of strategic leadership decisions, the Board appointed Mr. Tanger to serve as Executive Chair, effective January 1, 2021, and Mr. Yalof to serve as Chief Executive Officer, effective January 1, 2021. We believe it was and continues to be beneficial to the Company to retain Mr. Tanger as Executive Chair due to his experience navigating the Company through changing business environments for over thirty years, his intimate knowledge of outlet center operations and management and the industry relationships he has cultivated over the years, which permits him to effectively lead the Board in its oversight of the Company and focus on strategic initiatives. Mr. Yalof was appointed to the Board on July 20, 2020. Mr. Henry, previously Non-Executive Chair of the Board, was appointed Lead Director, effective January 1, 2021.
We operate under a board leadership structure with separate roles for our CEO, Executive Chair and our Lead Director of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company, our Executive Chair to focus his attention on managing the Board and our Lead Director to assist the Executive Chair with his leadership and oversight responsibilities, including by acting as the liaison between the independent directors, the Chief Executive Officer and the Executive Chair.
Accordingly, we believe our current leadership structure, with Mr. Stephen J. Yalof serving as President and CEO, Mr. Steven B. Tanger serving as Executive Chair and Mr. David B. Henry serving as Lead Director of the Board, is the optimal structure for us at this time. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure. The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Board of Directors •The Board is responsible for overseeing the Company’s risk management processes, and our committees assist the Board in fulfilling this responsibility.

Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee

•The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. These risks relate to a range of issues including strategy, operations and cybersecurity, among others.
•The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters.
•The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.

•The Compensation and Human Capital Committee maintains primary responsibility for the oversight of certain ESG matters related to human capital management, including, but not limited to, retention, management succession, diversity, culture and engagement.

•The Nominating and Corporate Governance Committee maintains primary responsibility for the oversight of certain ESG matters related to governance, the environment and sustainability, including the alignment of such programs with the Company’s strategy.

Management •While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes.

2022 Proxy Statement	23

PROPOSAL 1 ELECTION OF DIRECTORS
Attendance at Board and Committee Meetings
The Board held six meetings during 2021. Each of the incumbent directors in office during 2021 attended 100% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. All of our incumbent directors who were serving at the time of the 2021 Annual Meeting of Shareholders attended the meeting.
Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Lead Director of the Board presides at all executive sessions at which he is in attendance. In addition, to the extent applicable, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but our independent directors meet in executive session at least once per year.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.
Committees of The Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS,” then ”GOVERNANCE” and then “GOVERNANCE DOCUMENTS.”
The table below shows the current membership for each of the standing committees.

	AGE	YEARS ON BOARD	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION AND HUMAN CAPITAL COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Jeffrey B. Citrin	64	7		■	■
David. B. Henry*	73	6		■	■	■
Sandeep L. Mathrani	59	<1			■
Thomas J. Reddin	61	11		■	■	■
Bridget M. Ryan-Berman	61	13			■	■
Susan E. Skerritt	67	3		■	■
Steven B. Tanger**	73	28
Luis A. Ubiñas	59	2		■		■
Stephen J. Yalof	59	1

	■		■
* Lead Director ** Executive Chair		Member		Chair

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PROPOSAL 1 ELECTION OF DIRECTORS

Audit Committee

MEMBERS Jeffrey B. Citrin (Chair) David B. Henry Thomas J. Reddin Susan E. Skerritt Luis A. Ubiñas MEETINGS IN 2021: 4
The Board has established an Audit Committee currently consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of whom has been determined by the Board to be “financially literate” as defined in the listing requirements of the NYSE and each of whom qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K.
PURPOSE AND RESPONSIBILITIES
•Assists the Board in fulfilling its oversight of:
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent registered public accountants;
•the performance of our independent registered public accountants and our internal audit function, and
•our enterprise risk management;
•Prepares any audit committee report required by the SEC to be included in our annual Proxy Statement;
•Appoints, retains, oversees and provides compensation for the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants; and
•Discusses with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
During 2021, there were four meetings of the Audit Committee.

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PROPOSAL 1 ELECTION OF DIRECTORS

Compensation and Human Capital Committee

MEMBERS Thomas J. Reddin (Chair) Jeffrey B. Citrin David. B. Henry Sandeep L. Mathrani Bridget M. Ryan-Berman Susan E. Skerritt MEETINGS IN 2021: 3
The Board has established a Compensation and Human Capital Committee currently consisting of six of our independent directors, each of whom meets the NYSE’s additional standards for compensation committee membership and each qualifies as a non-employee director for purposes of Section 16 of the Exchange Act.
PURPOSE AND RESPONSIBILITIES
•Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO;
•Evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determines compensation for our CEO;
•Makes recommendations to the Board with respect to the compensation of other executive officers and directors;
•Administers our Incentive Award Plan, except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors);
•Selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards; and
•Reviews programs and strategies related to human capital management, including retention, management succession, diversity, culture and engagement.
During 2021, there were three meetings of the Compensation and Human Capital Committee.

Nominating and Corporate Governance Committee

MEMBERS Bridget M. Ryan-Berman (Chair) David. B. Henry Thomas J. Reddin Luis A. Ubiñas MEETINGS IN 2021: 4
The Board has established a Nominating and Corporate Governance Committee currently consisting of four of our independent directors.
PURPOSE AND RESPONSIBILITIES
•Makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board;
•Recommends individuals for the Board to nominate for election as directors;
•Recommends individuals for appointment to committees of the Board;
•Establishes procedures for the Committee’s oversight of the annual evaluation of the Board and management;
•Identifies and recommends approaches to director orientation and continuing education and develops and recommends to the Board corporate governance guidelines;
•Evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board may be better served by adding new members with different skills, backgrounds or areas of experience;
•Assists the Board in maintaining a skills matrix as a tool for considering the experience of directors; and
•Reviews the Company’s programs with respect to the environment and sustainability.
During 2021, there were four meetings of the Nominating and Corporate Governance Committee.

In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may engage a third party search firm to identify names of potentially qualified candidates.

26	Tanger Outlets

PROPOSAL 1 ELECTION OF DIRECTORS
The Board values directors who will bring a sufficient range of different perspectives to bear, generate appropriate discussion and debate, and fulfill their oversight responsibilities to foster significant value creation for our shareholders. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with NYSE listing requirements; personal integrity and other qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience, gender, race, ethnicity and other attributes. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters-Shareholder Proposals and Nominations for the 2023 Annual Meeting of Shareholders-Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources.
Communications with Directors
Any shareholder or interested party is welcome to communicate with our Lead Director, any other director, the non-employee directors as a group or the Board of Directors as a whole by writing to the relevant director(s) as follows: Tanger Factory Outlet Centers, Inc., c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.
Compensation of Directors
The annual compensation to the non-employee directors for 2021 was set and approved by the Board based on the recommendations of our independent compensation consultants engaged by the Compensation and Human Capital Committee, and did not change from the compensation paid to non-employee directors in 2020. Compensation paid to our non-employee directors for services in 2021 is described below.
Annual Non-Employee Director Compensation

Director Retainers	Lead Director and Committee Chair Retainers

Our current CEO and current Executive Chair, who are also directors, are not paid any director fees for their services as directors of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.
Equity Compensation
We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation and Human Capital Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved awards of restricted Common Shares to each non-employee director with a grant date fair value of approximately $165,000 for 2021 and 2020.

2022 Proxy Statement	27

PROPOSAL 1 ELECTION OF DIRECTORS
In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2021, three non-employee directors participated in the Director Deferred Share Program.
Minimum Equity Ownership Guidelines
The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold Common Shares with a value equal to five times the base annual board retainer within five years of joining the Board. All non-employee directors who have been board members for at least 5 years met the share ownership guidelines as of December 31, 2021.
Director Compensation Table
The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2021:

NAME	YEAR	FEES EARNED OR PAID IN CASH	SHARE AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Jeffrey B. Citrin(3)	2021	$85,000	$165,009	$13,604	$263,613
David B. Henry	2021	110,000	165,009	13,604	288,613
Sandeep L. Mathrani(6)	2021	34,500	—	—	34,500
Thomas J. Reddin	2021	85,000	165,009	13,604	263,613
Bridget M. Ryan-Berman	2021	75,000	165,009	13,604	253,613
Susan E. Skerritt(4)	2021	60,000	165,009	13,604	238,613
Luis A. Ubiñas(5)	2021	60,000	165,009	11,795	236,804
(1)The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2021. Each incumbent director serving in 2021 was granted 11,302 restricted Common Shares with a grant date fair value of $14.60 per share. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2021 audited consolidated financial statements on pages F-46 through F-51 of our 2021 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2021, totaled 109,165 Common Shares and for each director, except for Mr. Ubiñas, consisted of the following: 11,302 restricted Common Shares granted during 2021 with a grant date fair value of $14.60 per share, 8,000 restricted Common Shares granted during 2020 with a grant date fair value of $13.75 per share and 2,531 restricted Common Shares granted during 2019 with a grant date fair value of $21.73 per share. The aggregate number of unvested restricted Common Shares held by Mr. Ubiñas totaled 19,302 and consisted of the following: 11,302 restricted Common Shares granted during 2021 with a grant date fair value of $14.60 and 8,000 restricted Common Shares granted during 2020 with a grant date fair value of $13.75 per share.
(2)Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(3)Mr. Citrin deferred all of his cash and equity compensation in 2021 pursuant to our Director Deferred Share Program. Mr. Citrin received 20,226 deferred shares in connection with 2021 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(4)Ms. Skerritt deferred all of her equity compensation in 2021 pursuant to our Director Deferred Share Program. Ms. Skerritt received 12,581 deferred shares in connection with 2021 equity compensation she elected to defer, including deferred shares earned from dividend reinvestment.
(5)Mr. Ubiñas deferred all of his equity compensation in 2021 pursuant to our Director Deferred Share Program. Mr. Ubiñas received 12,199 deferred shares in connection with 2021 equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(6) Mr. Mathrani was appointed to the Company’s board of directors effective June 3, 2021.

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Executive Compensation
Compensation Discussion and Analysis
Introduction
The Compensation and Human Capital Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2021, which were determined by the Compensation and Human Capital Committee. For the fiscal year ended December 31, 2021, our NEOs and their titles were as follows:

Steven B. Tanger(1) Executive Chair of the Board (“Chair”)	Stephen J. Yalof(1) President and Chief Executive Officer (“CEO”)	James F. Williams Executive Vice President and Chief Financial Officer and Treasurer (“CFO”)	Chad D. Perry Executive Vice President, General Counsel and Secretary (“GC”)	Leslie A. Swanson(2) Executive Vice President - Chief Operating Officer (“COO”)
(1)On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, and Mr. Yalof assumed the role of Chief Executive Officer of the Company.
(2) Effective December 1, 2021, Ms. Swanson was promoted from Executive Vice President of Operations to Chief Operating Officer.
The Compensation Discussion and Analysis includes the following sections:

	EXECUTIVE SUMMARY	(PAGE 30)		COMPENSATION REVIEW PROCESS	(PAGE 35)
1			2

Summarizes our efforts to engage shareholders with regard to “Say-on-Pay”, compensation highlights and 2021 Business Recap.			Outlines the role of the Compensation and Human Capital Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.

	2021 COMPENSATION	(PAGE 38)		GOVERNANCE POLICIES RELATING TO COMPENSATION	(PAGE 48)
3			4

Provides a more detailed description of our compensation program as applied to our NEOs.			Details other governance policies and processes related to our executive compensation program.

2022 Proxy Statement	29

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY
1

We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing upscale outlet shopping centers in the US and Canada. We are the only public pure play outlet center REIT and have a primary objective to maximize TSR through growth in funds from operations and asset value appreciation. The Company has over 40 years of outlet center experience and our executives have a proven skill set in securing the best sites, constructing high-quality properties on time, completing the timely and effective lease-up of centers, and curating a compelling mix of tenants, while maintaining high occupancy and operating and marketing highly successful outlet centers.
The Compensation and Human Capital Committee strongly believes that our executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders. Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, compensation for our CEO and other NEOs has generally increased. Conversely, in years that our shares have underperformed, compensation for our CEO and other NEOs has generally declined. We believe that such alignment is strongly evidenced by the 2021 compensation and the current outstanding equity awards held by our NEOs.
Shareholder Engagement and Listening to Our Shareholders
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.
In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. David Henry, our Lead Director, together with Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, along with the Compensation and Human Capital Committee’s independent compensation consultant, Ferguson Partners Consulting (“FPC”), and members of management (excluding the Chief Executive Officer).

Spring 2020	May 2020	Summer 2020 and Spring 2021	May 2021	Winter 2021/2022

Shareholder Outreach Meetings Conducted	Annual Meeting - Say-On-Pay Vote 67%	Positive Changes Made to Address Shareholder Concerns	Annual Meeting - Say-On-Pay Vote 94%	Shareholder Outreach Meetings Continue
In response to shareholder feedback received as part of the Spring 2020 outreach, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control severance benefits. Then, following our continued outreach efforts in the winter of 2020/2021 as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan (as defined below) and terminated employment agreements for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

WHAT WE HEARD •Single trigger provisions in legacy employment agreements should be eliminated	HOW WE RESPONDED •Employment contracts, where applicable, were amended to require a double trigger event in order to receive severance benefits upon a change of control

•Equity ownership guidelines should be applied to a broader group of executives	•Equity ownership guidelines were increased for directors in 2020 and modified to apply to all NEOs in 2021

•Shareholders supported the overall design and framework of our plan	•We did not make any significant changes to our plan and instead focused on the quantum of awards

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EXECUTIVE COMPENSATION
This past year, 94% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation, up from 67% in the previous year. This strong approval rate demonstrated our shareholders supported the positive changes we have made over the past several years, the most recent of which are summarized below.

•Equity compensation for current CEO set at lower amounts than predecessor
•Adopted executive severance plan and terminated employment contracts for executives other than Executive Chair and CEO
•Modified equity ownership guidelines to apply to a broader group of executives

•No increase in compensation for NEOs compared to 2019
•Increased minimum equity ownership guidelines for independent directors
•Modified our peer group to better align the Company with peers of similar size
•Employment contracts amended to eliminate single trigger change of control severance benefits

As we believe it is important to continue to engage with our shareholders, we again conducted a robust outreach effort this past year. In late 2021 and early 2022, we reached out to shareholders representing approximately 63% of our outstanding shares and received feedback from shareholders representing approximately 53% of our shares. The results of our feedback show our shareholders continue to support the overall design and framework of our current compensation programs, thus we have kept the overall design and framework of our programs virtually the same for 2021 and 2022. While executive compensation was an important part of our discussions, in some cases we also covered topics including strategy, ESG matters and Board composition. David Henry, our Lead Director, led our outreach efforts, together with Thomas J. Reddin, the Chair of our Compensation and Human Capital Committee.
Compensation Highlights
SUMMARY OF CEO DIRECT COMPENSATION
The following table highlights the components of compensation that the Compensation and Human Capital Committee deemed most important in considering compensation for our CEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and all “other” compensation (see “2021 Summary Compensation Table” on page 51 for items included in “other” compensation). Mr. Yalof assumed the role of CEO on January 1, 2021, and thus no comparative compensation information is provided.

	YEAR	SALARY	CASH BONUS (1)	TIME-BASED EQUITY AWARDS	PERFORMANCE-BASED EQUITY AWARDS	TOTAL DIRECT COMPENSATION (2)
Stephen J. Yalof, CEO	2021	$850,000	$1,487,500	$1,000,012	$1,500,006	$4,837,518
(1)Mr. Yalof’s target cash bonus compensation is set at 125% of salary. Due to the performance goals the Company achieved in 2021, Mr. Yalof earned a cash bonus payout of 175% of salary.
(2)For direct comparison purposes, excludes dividends paid on unvested Common Shares and “other” amounts.
PAY-FOR-PERFORMANCE ALIGNMENT
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. We have designed an effective pay-for-performance program whereby a significant portion of our executive officer’s compensation is tied to performance-based cash and equity awards. Thus, in periods where we have superior performance in our operating results and TSR, our executive officers will realize higher levels of compensation. Likewise, in periods of poor performance, our executives will realize significantly lower levels of compensation.
Realized Pay
Annual compensation data shown in the Summary Compensation Table on page 51 is presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. Therefore, the Compensation and Human Capital Committee believes that utilizing realized compensation in its evaluation of CEO pay is an appropriate additional consideration to accurately measure the alignment of CEO pay-for-performance. As Mr. Yalof was appointed CEO in January of 2021, none of the long-term performance plans in which he participates have been completed. As such, realized performance-based compensation is limited, but may become relevant in the future.

2022 Proxy Statement	31

EXECUTIVE COMPENSATION
TSR-BASED PERFORMANCE AWARD STATUS
Our CEO and other NEOs participate in multi-year award programs that are based exclusively on the Company’s three-year absolute and relative TSR to directly align our executives’ compensation to that of shareholder returns. The chart below depicts each current Performance Share Plan (“PSP”) on a program by program basis and the amounts realized or projected to be earned based on the Company’s TSR performance as of December 31, 2021. Note, however, that the actual awards earned in respect of the 2019 PSP were finally determined at the end of the performance period to be achieved between threshold and target for the relative portion of the award.

PSP PERFORMANCE PERIOD AND METRICS	WEIGHT	2019	2020	2021	2022	2023	2024	% PAYOUT
2019 PSP (1)			96% Completed

Absolute TSR	33%		Tracking Below Threshold and 100% projected to be Forfeited					0.0%

Relative TSR vs. FTSE NAREIT Retail Index	67%		Tracking Below Threshold and and 100% projected to be Forfeited					0.0%

Total								0.0%
2020 PSP				63% Completed

Absolute TSR	33%			Tracking at Maximum and 100% projected to be Earned				33.00%

Relative TSR vs. FTSE NAREIT Retail Index	67%			Tracking at Maximum and 100% Projected to be Earned				67.00%

Total								100.00%
2021 PSP					28% Completed

Absolute TSR	33%				Tracking at Maximum and 100% Projected to be Earned			33.00%

Relative TSR vs. FTSE NAREIT Retail Index	67%				Tracking Between Target and Maximum and 52.51% Projected to be Earned			35.14%

Total								68.14%
(1)While as of December 31, 2021, the 2019 PSP was tracking to have a zero payout, actual awards earned at the end of the performance period in February 2022 were between the threshold and target for the relative portion of the award.
Significant At-Risk Compensation
A substantial portion of our CEO and NEOs’ pay is tied to company performance and is at risk. Approximately 48% of our CEO’s performance year 2021 compensation was paid in cash, and approximately 82% was variable, subject to the Company’s performance. Across our remaining NEOs, the average 2021 performance year amount paid in cash was approximately 45% and approximately 81% was variable, subject to the Company’s performance.

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EXECUTIVE COMPENSATION

30.7%
Annual Cash Incentive Award
17.6%
Base Salary
CEO
51.7%
Long-Term Incentive Equity Awards
82.4%
Performance Based and/or at Risk

26.7%
Annual Cash Incentive Award
18.7%
Base Salary
Other NEOs
54.6%
Long-Term Incentive Equity Awards
81.3%
Performance Based and/or at Risk

2021 Business Recap
We had an extraordinary year in 2021 that greatly exceeded our expectations. We ended 2021 in a meaningfully stronger position than we entered, driven by continued improvements in traffic, the highest average sales per square foot as reported by our retailers in our Company’s history and improving occupancy throughout the year. Our strong performance helped generate year-over-year earnings growth and improvements in several financial and operating metrics. Additionally, throughout 2021, we took a number of proactive steps to further enhance our balance sheet and liquidity position, extend our debt maturities, reduce our leverage and position us to execute on our capital plan and growth opportunities. Our total shareholder return for 2021 was nearly 102%, best of our mall group peers.
Consumers demonstrated their desire to shop at Tanger Outlets during 2021, and retailers recognized the benefits of being in our open-air shopping centers. We are proud of our achievements during the year, which led the Company to realize the following results:

2022 Proxy Statement	33

EXECUTIVE COMPENSATION

NET INCOME
Net income available to common shareholders was $0.08 per share, or $8.3 million, for the year ended December 31, 2021 compared to net loss available to common shareholders of $0.40 per share, or $37.0 million, for the prior year.

CORE FFO*	Core FFO available to common shareholders was $1.76 per share, or $188.4 million, for the year ended December 31, 2021 compared to $1.57 per share, or $153.7 million, for the prior year.

SAME CENTER NOI*
Same Center NOI for the total portfolio (including our pro rata share of unconsolidated joint ventures) increased to $310.2 million for 2021 from $267.4 million for 2020, driven by growth in variable rents and other revenues in 2021 and recovery from the impact of the COVID-19 pandemic in 2020.

OCCUPANCY	95.3% occupancy for the total portfolio at year-end 2021 (compared to 92.2% on December 31, 2020).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.7150 per share in dividends during 2021. We have paid an all-cash dividend every year since becoming a public company in May 1993.

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.7150 per share in dividends during 2021. We have paid an all-cash dividend every year since becoming a public company in May 1993.

AVERAGE TENANT SALES	$468 per square foot for the total portfolio for the year ended December 31, 2021, an increase of 17.6% from $398 per square foot for the year ended December 31, 2019 and an all-time high for Tanger.

NET DEBT TO ADJUSTED EBITDAre RATIO*
Net debt to Adjusted EBITDAre (calculated as net debt* divided by Adjusted EBITDAre* for the total portfolio improved to 5.5 times for the year ended December 31, 2021 from 7.2 times for the year ended December 31, 2020 due to financing activities in 2021 and growth in Adjusted EBITDAre.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDAre* divided by interest expense) for the total portfolio of 4.3 times for 2021 compared to 3.3 times for 2020.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2021.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.1% for the year ended December 31, 2021.

•Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre including a reconciliation to the closest GAAP equivalent, please see Appendix A.
In February 2021, we implemented an ATM equity offering program. During 2021, we sold 10.0 million shares at a weighted average price of $18.97 per share, generating net proceeds of $187.1 million. As of December 31, 2021, $60.1 million remained authorized under the program. Additionally, our operating partnership amended and extended its unsecured lines of credit from October 2021 to July 2025 and also issued $400.0 million in 2.750% senior notes due 2031. The net proceeds, along with proceeds from the ATM offerings, were used to redeem its 3.875% senior notes due 2023 and 3.750% senior notes due 2024.
As of December 31, 2021, our total portfolio outstanding floating rate debt totaled approximately $107.9 million (principal), representing approximately 7% of total portfolio debt and 3% of total enterprise value. Approximately 88% of our total portfolio square footage was unencumbered by mortgages. As of December 31, 2021, our outstanding debt

34	Tanger Outlets

EXECUTIVE COMPENSATION
had a weighted average interest rate of 3.1% and a weighted average term to maturity, including extension options, of approximately 5.6 years with no significant maturities until April 2024.

COMPENSATION REVIEW PROCESS
2

Compensation Program Objectives
The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture;	Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders; and	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.
Compensation Program Rewards
The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer term goals. Annual cash performance-based incentives reward Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation and Human Capital Committee considers numerous factors, including the Company’s growth in Core FFO and Same Center NOI from the prior year and a debt leverage ratio. While the individual amounts of incentive compensation paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “2021 Compensation - Annual Cash Incentives: Description and Analysis” on page 40 for further discussion of performance targets used to set 2021 compensation. Additionally, equity-based awards are designed to provide long-term incentives that reward price appreciation of our Common Shares over a multi-year period.
We also believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation and Human Capital Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:
•Review and approval of corporate objectives by the Compensation and Human Capital Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
•Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
•A significant portion of each executive’s compensation is tied to the future share performance of the Company;
•Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
•Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
•A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.
Role of The Compensation and Human Capital Committee
The purposes and responsibilities of the Compensation and Human Capital Committee of the Board include the following:
•Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
•Make recommendations to the Board with respect to the compensation of non-employee directors and executive officers other than the CEO;
•Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
•Oversee, with management, regulatory compliance with respect to compensation matters.

2022 Proxy Statement	35

EXECUTIVE COMPENSATION
The Compensation and Human Capital Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation and Human Capital Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation and Human Capital Committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.
Role of The Compensation Consultant and Use Of Market Data
In setting compensation for fiscal 2021 performance, the Compensation and Human Capital Committee engaged FPC, an independent compensation consultant, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation and Human Capital Committee, with the help of its independent compensation consultant, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors. Based in part on this data, the Compensation and Human Capital Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry.
Each fiscal year, management prepares an analysis that sets forth the Company’s total compensation obligations to the CEO and the other officers, including each executive’s realized compensation from the prior year and targeted cash compensation for the coming year. FPC analyzed this information for our NEOs, as well as the mix of fixed versus variable, short-term versus long-term and cash- versus equity-based compensation of officers with similar duties and responsibilities, as well as similar rank within the NEO group, at the peer group companies. The analysis focused on the following categories of compensation: (1) base salary, (2) base salary and incentive cash bonus together as total annual cash compensation, (3) long-term incentive compensation and (4) total overall compensation.
The Compensation and Human Capital Committee does not benchmark annual compensation to any specific percentile of total compensation paid to comparable officers in the peer group. Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation and Human Capital Committee, in consultation with FPC, determined the appropriate level of annual compensation.
For fiscal 2021 performance, FPC recommended the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends including responses to COVID-19, existing employment agreements and current, compensation levels, and other factors. The Compensation and Human Capital Committee considered FPC’s recommendations and analysis when determining base salaries and annual and long-term incentives.
The Compensation and Human Capital Committee considers a variety of factors when constructing an appropriate peer set. As we are the only public focused factory outlet REIT, which requires certain unique skill sets, background, and relationships, we are forced to expand into the broader retail REIT industry for selecting appropriate peers. In the graphic below we have identified several key factors the Committee considers when choosing an appropriate peer group, such as who the Company competes with for talent, tenants, and investors.

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EXECUTIVE COMPENSATION

Direct Company Structure and Focus	•Public Outlet Center Focused REITs: NONE

Public Retail-Focused REITs	•Regional Malls, Shopping Centers, and Other Retail Focused Properties

Against whom does the Company compete for executive talent?	•While we generally compete for human capital within the real estate industry, we sometimes obtain talent from companies in other industries, such as technology.

Against whom does the Company compete for tenants and investors?	•Our outlet centers have begun adding a new variety of tenants, thus competing with the shopping center REITs

Company Size (as defined by market and total capitalization, and number of employees)
•The Compensation and Human Capital Committee contemplated additional companies that invest in similar markets to us, such as Simon Property Group, however, ultimately determined that in light of its substantially larger size, they would not be appropriate at this time, despite the fact that our current President and CEO, Mr. Yalof, previously ran Simon’s outlet center business

The Compensation and Human Capital Committee does not benchmark directly to the peer group, but rather uses it as a frame of reference in determining executive compensation. The Compensation and Human Capital Committee will continue to assess the composition of the peer group to determine the appropriateness of each peer company.
The following table provides the names and certain key information for each peer company at the time the Compensation and Human Capital Committee reviewed the peer group market data.

PEER (1)	# OF EMPLOYEES (3)	IMPLIED EQUITY MARKET CAPITALIZATION ($M)	TOTAL CAPITALIZATION ($M)	SECTOR
Acadia Realty Trust	123	$2,059.9	$4,464.6	Shopping Center
Federal Realty Investment Trust	313	10,806.1	15,372.0	Shopping Center
Kite Realty Group Trust	241	4,820.5	8,056.8	Shopping Center
National Retail Properties, Inc.	72	8,442.8	12,189.3	Other Retail
Pennsylvania Real Estate Investment Trust (2)	158	82.9	2,372.6	Regional Mall
Regency Centers Corporation	432	12,958.2	16,930.0	Shopping Center
Retail Opportunity Investments Corp.	68	2,572.1	3,918.7	Shopping Center
RPT Realty	125	1,146.0	2,140.8	Shopping Center
Saul Centers, Inc.	118	1,730.7	3,059.6	Shopping Center
SITE Centers Corp.	293	3,342.3	5,239.0	Shopping Center
Urban Edge Properties	116	2,314.4	4,082.1	Shopping Center
Tanger Factory Outlet Centers, Inc.	442	$2,098.6	$3,584.5	Other Retail
(1)Retail Properties of America, Inc., Washington Prime Group Inc., and Weingarten Realty Investors were all utilized as peer companies in determining 2021 compensation. Retail Properties of America, Inc. and Weingarten Realty Investors were acquired in October 2021 and August 2021, respectively. Washington Prime Group Inc. filed for bankruptcy in June 2021 and subsequently delisted from the NYSE. As such, these companies have been excluded from the peer group data shown above.
(2)Pennsylvania Real Estate Investment Trust (“PREIT”) filed for bankruptcy in November 2020 but emerged in December 2021, continuing as a publicly traded company. As such, PREIT was maintained as a member of the peer group.
(3)Consists of full-time-equivalent employees working for the company and its subsidiaries. Assumes two part-time employees equal one full-time employee, but excludes temporary employees.

2022 Proxy Statement	37

EXECUTIVE COMPENSATION
DETERMINATION OF COMPENSATION CONSULTANT’S OBJECTIVITY
The Compensation and Human Capital Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation and Human Capital Committee does not allow the Company to engage FPC in matters unrelated to executive compensation.
Role of Management and The Chief Executive Officer in Setting Executive Compensation
On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for executives (other than himself) through a variety of means, including recommending for Compensation and Human Capital Committee approval the financial performance goals for the executive team. He works closely with the CFO and GC in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The Compensation and Human Capital Committee determines the compensation and performance goals of the executive team after receiving the recommendations from the CEO. The Compensation and Human Capital Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO with respect to executive compensation. For 2021, the CEO, CFO and GC were generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation and Human Capital Committee.

2021 COMPENSATION
3

We believe that the following discussion is a useful presentation of the Compensation and Human Capital Committee’s decisions with regard to 2021 NEO compensation. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 51 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.
The Compensation and Human Capital Committee received information from FPC, its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2021 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.
Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation and Human Capital Committee and its compensation consultant. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation and Human Capital Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are a consideration in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation and Human Capital Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.
In evaluating the performance of the CEO and setting his compensation, the Compensation and Human Capital Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “2021 Business Recap” on page 33 for a summary of our operational achievements in 2021.
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and performance share awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

38	Tanger Outlets

EXECUTIVE COMPENSATION

	PAY ELEMENT	OBJECTIVES

	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers
Fixed Component

	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation together with a quantitative and qualitative assessment of individual contributions

Annual Long-Term Equity Incentive
To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

Performance- Based Component

	Performance Share Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

Base Salary: Description And Analysis
Although the Compensation and Human Capital Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base amounts within the range of those paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team. After a review of base salaries and total cash compensation as compared to our peer group, the Compensation and Human Capital Committee concluded that it was appropriate to keep base salaries for 2022 flat with 2021 levels for Messrs. Yalof, Williams and Perry. Mr. Tanger’s salary was reduced in 2022 to $637,500 and will be further reduced in 2023 per the terms of his employment agreement. Ms. Swanson joined the Company in October 2020 as Executive Vice President of Operations. In connection with Ms. Swanson’s promotion to Executive Vice President, Chief Operating Officer on December 1, 2021, her salary was increased from $310,000 to $375,000.
Base salaries received for 2021 and 2020 were as follows:

NAMED EXECUTIVE OFFICER	2021 BASE SALARIES	2020 BASE SALARIES
Steven B. Tanger, Executive Chair(1)	$807,500	$850,000
Stephen J. Yalof, President and CEO(1)	850,000	850,000
James F. Williams, CFO	374,400	374,400
Chad D. Perry, GC	378,420	378,420
Leslie A. Swanson, COO	$315,521	n/a
(1)On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, through January 1, 2024, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.
Each of Messrs. Tanger and Yalof have an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain agreed upon amounts. See “Employment Contracts” on page 57.

2022 Proxy Statement	39

EXECUTIVE COMPENSATION
Annual Cash Incentives: Description and Analysis
INCENTIVE CASH BONUS PLAN FOR EXECUTIVE OFFICERS
During 2021, each of our named executive officers was eligible to receive an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (the “Incentive Cash Bonus Plan”). For 2021, the Incentive Cash Bonus Plan was designed to reward the achievement of both financial and strategic performance criteria as approved and set by the Compensation and Human Capital Committee and individual performance.
Each year, we define annual incentive cash bonus threshold, target, and maximum payout opportunities for our NEOs. For 2021, these opportunities were defined as a percentage of base salary, as shown in the table below. For dollar amounts payable under these annual incentive cash bonus opportunities, see the "2021 Grants of Plan-Based Awards" table on page 53. The 2021 threshold, target, and maximum opportunities for our NEOs were unchanged from 2020, with the exception of Mr. Tanger and Mr. Yalof who have seen changes in their roles at the Company, as described earlier in this proxy statement.
The Threshold, Target and Maximum amounts for our NEOs in 2021 were as follows (as a percentage of base salary):

NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM
Steven B. Tanger, Executive Chair	75%	100%	150%
Stephen J. Yalof, President and CEO	93.8%	125%	187.5%
James F. Williams, CFO	75%	100%	150%
Chad D. Perry, GC	75%	100%	170%
Leslie A. Swanson, COO	75%	100%	150%
Performance Objectives & Achievements. The original Incentive Cash Bonus Plan established in February of 2021 included the following financial and strategic performance criteria:

PERFORMANCE CRITERIA	WEIGHTING	RATIONALE FOR INCLUDING IN PLAN
Financial Performance Targets:

•Core FFO per share (excluding the dilutive effect of asset sales or long-term refinancing)		Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.
•Percentage change in Same Center NOI		Encourages focus on internal growth at existing portfolio and maintenance of leverage within acceptable levels.
•Consolidated Net Debt to Adjusted EBITDA Ratio
Strategic Objectives		Encourages execution of Company’s strategic business plan.
Individual Performance		Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company.

40	Tanger Outlets

EXECUTIVE COMPENSATION
While the Compensation and Human Capital Committee strongly believes that the majority of our NEOs’ incentive cash bonus should be based on formulaic financial and strategic goals, the committee determined it was appropriate to base a small portion of the plan on the NEO’s individual performance to recognize each member’s individual accomplishments and contributions towards our success in 2021 as well as to align with the structure of the incentive plans established by certain members of our peer group. The Committee set the individual performance portion of the award with a weighting of 15% and adjusted the weight of other metrics from last year’s annual incentive plan weighting accordingly. The FFO metric was increased from 40% to 45%, as the Company believes it is the most important metric to driving shareholder value, and the Same Center NOI and debt leverage metrics were each reduced from 20% to 10%.
The performance levels under these metrics were established in first quarter of 2021 based on the original 2021 budget/operating plan, after adjusting such for equity issuances in first quarter under the Company’s ATM program as discussed below. At the time the specific strategic objectives were set, as in year’s past, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill. At the request of the Compensation and Human Capital Committee to assist with setting 2021 performance levels, the CFO prepared an analysis of the actual performance levels achieved for the last three years, as well as the average of this three-year period. The average results were compared to the operating and financial performance level budgets approved by the Board for 2021. The Compensation and Human Capital Committee generally sets performance levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation and Human Capital Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors outside management’s control.
Financial Performance and Strategic Objectives
The performance levels for Core FFO and Same Center NOI were both generally set at amounts higher than the previous year’s performance levels except the threshold amount for Core FFO. In February 2021, the Company successfully implemented an ATM equity offering program in order to reduce the Company’s leverage that had significantly deteriorated in 2020 as a result of COVID-19 and numerous bankruptcies and early lease terminations. During 2021, we sold 10.0 million shares at a weighted average price of $18.97 per share, generating net proceeds of $187.1 million. Of that amount, approximately 6.9 million shares, generating proceeds of $128.7 million, was sold in the 1st quarter. The impact of this offering was expected to have an approximate $.05 dilutive impact of Core FFO per share, net of interest savings. As a result, each of the Core FFO targets were reduced from the original budget by the expected dilutive impact of the offering. Prior to such adjustment, each of the targets were above the prior year’s performance level. The Committee believed this adjustment was appropriate given the importance of this transaction to strengthening the Company’s balance sheet in order for it to quickly begin to recover lost revenues and grow the business.
During 2020, the Company recaptured approximately 903,000 square feet in its consolidated portfolio from early lease terminations, and for 2021, expected additional store closures and lease adjustments related to recent tenant bankruptcy filings and restructuring announcements. The full year impact of these closures were expected to negatively impact our financial results in 2021. Nevertheless, while the Compensation and Human Capital Committee gave consideration to these events, it set threshold performance levels for Same Center NOI to be not less than flat with the prior year.
In 2021, we changed our leverage ratio performance metric from a debt to asset ratio to a Consolidated Net Debt to Adjusted EBITDA ratio to represent the ratio we believed better represented the strength of the Company’s balance sheet and the ratio that seemed of greater importance to our bankers, investors and rating agencies. As of December 31, 2020, our Consolidated Net Debt to Adjusted EBITDA was 7.1 times. The Consolidated Net Debt to Adjusted EBITDA levels set for 2021 were made more difficult from the previous year’s amount and were also adjusted to consider the impact of the first quarter ATM offerings discussed above.

2022 Proxy Statement	41

EXECUTIVE COMPENSATION
The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2021 approved by the Compensation and Human Capital Committee, as compared to our level of achievement, were as follows:
NEOs

	2021 PERFORMANCE LEVELS			ACTUAL RESULTS	WEIGHTING	ACHIEVEMENT LEVELS
PERFORMANCE CRITERIA	THRESHOLD	TARGET	MAXIMUM

Core FFO per share (excluding the dilutive effect of asset sales or long-term refinancing)

	$1.45	$1.53	$1.61	$1.76		Maximum

Percentage change in Same Center NOI	0%	2.3%	4.6%	15.6%		Maximum

Consolidated Net Debt to Adjusted EBITDA ratio
	6.6	6.4	6.2	5.3 times		Maximum

Strategic performance goals (described below)
	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	4 of 5 objectives		Target

Individual Performance Criteria	n/a	n/a	n/a	n/a		Maximum
In 2021, the Company met the maximum financial performance level for its Core FFO, Same Center NOI, and Consolidated Net Debt to Adjusted EBITDA goals. The Company met four of five strategic performance goals which included the following:
•execute leases with non-apparel and footwear tenants for at least 75,000 square feet for terms greater than one year, (met)
•grow Tanger Club membership by 150,000 members (not met)
•achieve commitments for at least 142,500 square feet for potential development of Nashville, (met)
•develop ESG Plan and Roadmap based on feedback from 2021 third-party materiality assessment, (met), and
•develop plan and strategy to monetize excess land. (met).
The Compensation and Human Capital Committee, in its discretion, may adjust the predetermined Core FFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. See “Actual 2021 Annual Cash Incentive Awards” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of Core FFO, Same Center NOI, Net Debt and Adjusted EBITDA to GAAP, please see Appendix A.
The Compensation and Human Capital Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are generally paid. If maximum targets are met or exceeded, bonuses may be significant but are capped as set forth in the table above.
Individual Performance
The Compensation and Human Capital Committee considers each NEO’s overall performance, responsibilities and experience in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

42	Tanger Outlets

EXECUTIVE COMPENSATION
The Committee awarded each of Messrs. Williams and Perry and Ms. Swanson bonuses for calendar year 2021 based on recommendations made by Mr. Yalof and the Committee’s assessment of their 2021 performance compared to quantitative and qualitative goals. The Committee awarded Mr. Tanger and Mr. Yalof’s bonuses for calendar year 2021 based on the Committee’s review of each of their respective 2021 performances.
The Committee determined that each of the NEOs earned the maximum payout with respect to each of their individual components based on the Committee’s quantitative and qualitative assessment of each individual’s contributions in their respective job functions and the Company’s exemplary performance in 2021. The material components of such contributions include but are not limited to:
(a) for Mr. Tanger, his substantial contributions in guiding the Company in a successful transition to a new CEO; developing the financial strategy executed in 2021 to reduce the Company’s leverage and further strengthen the balance sheet and liquidity; his continued mentoring and development of our executive team; and his focused effort to enhance the skill sets of the Board, while fostering a diverse composition of its members with the addition of Sandeep Mathrani in 2021;
(b) for Mr. Yalof, his leadership in reshaping operations, accelerating leasing and commercializing our marketing strategy; assembling and refreshing a best-in-class executive team, including new leaders in leasing, marketing, people and culture, financial planning and analysis, construction and development, digital transformation, and information technology; developing the Company’s Mission, Vision and Core Values as part of the Company’s human capital strategy; his success in diversifying the portfolio’s tenant mix by adding sit-down restaurants, digitally native, elevated and non-apparel brands to deliver a higher-end shopper and a younger demographic; and his continued leadership of the Company during a tumultuous pandemic environment while achieving a total shareholder return that was best in the mall peer group;
(c) for Mr. Williams, his efforts in leading the Company’s implementation of its first ATM program, generating proceeds of approximately $187.1 million; issuing $400 million in 10-year unsecured senior notes with a coupon of 2.75%, the lowest coupon in the Company’s history; extending maturities by redeeming $250 million in 3.875% senior notes due 2023 and $250 million in 3.75% senior notes due 2024; reducing the Company’s leverage on a Net Debt to Adjusted EBITDAre basis from 7.2 times to 5.5; extending the lines of credit by four years to 2025, including extensions, with a credit capacity of $525 million with an accordion feature to increase to $1.2 billion; and improving the Company’s financial planning and analysis function;
(d) for Mr. Perry, his role in restructuring the Company’s real estate and business development functions; his role in elevating the Company’s ESG and DEI platforms, including market communications and shareholder engagement regarding such matters; identifying and on-boarding new executive leadership and other key roles within the organization; his efforts in structuring and executing transactions, including the disposition of a non-core asset, the capital markets transactions designed to strengthen the Company’s balance sheet and reduce leverage, and leases with new to portfolio tenants; and his success in managing on-going tenant litigation related to the COVID-19 pandemic and non-payment of rent; and,
(e) for Ms. Swanson, her strategic leadership over the reorganization of the Company’s operational structure that decentralized and empowered field operations in order to drive asset performance; efforts in driving Same Center NOI by growing the temporary leasing and non-rental revenue programs well above expectations; her efforts in driving revenue generation; her development and implementation of an incentive-based compensation structure for both field and corporate operations; and her success in achieving key ESG and DEI initiatives, including launching a Specialty Leasing Small Business initiative, strengthening our commitment to opportunities for minority- and women-owned businesses, producing nearly 6.2 million kWh of solar energy, powering more than 60,000 electric charging stations and completing the transition to LED lighting at 100% of our centers, one year ahead of goal.
ACTUAL 2021 ANNUAL CASH INCENTIVE AWARDS
All annual incentive cash bonuses to NEOs for 2021 were paid in accordance with the terms described above. The actual cash incentives paid for 2021 were:

NAMED EXECUTIVE OFFICER	AMOUNT EARNED -FINANCIAL AND STRATEGIC GOALS	% OF TARGET EARNED	AMOUNT EARNED - INDIVIDUAL PERFORMANCE GOALS	2021 ANNUAL CASH INCENTIVES	PAYOUT AS A % OF TARGET
Steven B. Tanger, Executive Chair	$948,812	117.50%	$181,688	$1,130,500	140.0%
Stephen J. Yalof, President and CEO	$1,248,437	146.88%	$239,063	$1,487,500	175.0%
James F. Williams, CFO	$439,920	117.50%	$84,240	$524,160	140.0%
Chad D. Perry, GC	$493,838	130.50%	$96,497	$590,335	156.0%
Leslie A. Swanson, COO	$370,737	117.50%	$70,992	$441,729	140.0%

2022 Proxy Statement	43

EXECUTIVE COMPENSATION
The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized. For 2021, each executive’s annual incentive cash bonus amount was based upon Threshold, Target and Maximum percentages of base salary. See the “2021 Grants of Plan-Based Awards” table on page 53 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year. The amounts of the annual cash incentive bonuses earned by each executive with respect to 2021 are set forth below in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
LONG-TERM INCENTIVES: DESCRIPTION AND ANALYSIS
The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of time-based restricted Common Shares or restricted share units, or performance-based awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation and Human Capital Committee based, in part, on peer group compensation practices combined with recommendations of management and its compensation consultant.
The Compensation and Human Capital Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation and Human Capital Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate. The chart below illustrates the average allocation between performance-based and time-based awards for awards granted in 2020 and 2021 for our NEOs. The Compensation and Human Capital Committee made no changes to the allocation of equity awards in 2021 and kept the same allocation as 2020.

No Change in Allocation of Equity Awards from 2020 to 2021

SUMMARY OF LONG-TERM INCENTIVE PLANS
The table below compares the equity compensation awarded to our NEO’s in 2021 to 2020, reflecting the equity granted during the year as part of the current year’s compensation, similar to the way it is shown in the Summary Compensation Table per the SEC’s requirements on page 51. As noted below, Mr. Tanger’s annual long-term incentive award was reduced as part of the Company’s long-term leadership succession strategy.

NAMED EXECUTIVE OFFICER	ANNUAL LONG-TERM INCENTIVES(1)			PSP GDFV(2)			TOTAL EQUITY COMPENSATION
	2021	2020	% CHANGE	2021	2020	% CHANGE	2021	2020	% CHANGE
Steven B. Tanger, Executive Chair	$1,000,012	$1,461,970	(31.6%)	$1,500,006	$2,192,949	(31.6%)	$2,500,018	$3,654,919	(31.6%)
Stephen J. Yalof, President and CEO	1,000,012	2,783,552	(64.1%)	1,500,006	639,043	134.7%	2,500,018	$3,422,595	(27.0%)
James F. Williams, CFO	390,010	290,001	34.5%	585,002	435,007	34.5%	975,012	725,008	34.5%
Chad D. Perry, GC	505,277	405,268	24.7%	757,901	607,900	24.7%	1,263,178	1,013,168	24.7%
Leslie A. Swanson, COO	298,687	n/a	n/a	450,008	n/a	n/a	748,695	n/a	n/a

44	Tanger Outlets

EXECUTIVE COMPENSATION
(1)Represents the restricted Common Share and restricted share unit awards granted to each NEO in 2021 and 2020, and for Mr. Yalof, also includes an option grant in 2020 pursuant to the terms of his employment agreement. The grant date fair value for restricted Common Share awards granted in 2021 and 2020 is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which was $14.60 and $13.75, respectively, for everyone except for Mr. Tanger and Mr. Yalof. The grant date fair value of Mr. Tanger’s restricted Common Share and restricted share unit awards granted in 2020, which are subject to additional restrictions on sale after vesting and issuance of shares, as applicable, were each discounted per FASB ASC 718 by 12.5%. The grant date fair value of Mr. Yalof’s restricted Common Share awards granted in 2020 was $7.15, as his award was granted upon his hire date. The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model, which resulted in a weighted average grant date fair value per share of $0.42 and included the following weighted-average assumptions: expected dividend yield 9.86%; expected life of 7.9 years; expected volatility of 30%; a risk-free rate of 0.60%; and forfeiture rate 0.0%.
(2)Represents the notional units granted to each NEO, under the 2021 and 2020 PSPs, multiplied by the grant date fair values of $9.65 and $7.30, respectively. Mr. Yalof’s grant date fair value was $3.11 for the 2020 PSP as his award was granted upon his hire date. The grant date fair values were based on probable performance outcomes computed in accordance with FASB ASC 718.
RESTRICTED COMMON SHARE AND RESTRICTED SHARE UNIT AWARDS
Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation and Human Capital Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation and Human Capital Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Human Capital Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized. During 2021, our Executive Chair received all of his annual time-based vesting equity awards as restricted share units and it is expected he will continue to receive restricted share units in the future.
The awards granted in February 2021 vest ratably over a three-year period, beginning on February 15, 2022. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”
The Compensation and Human Capital Committee believes that restricted Common Share and restricted share unit grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over the vesting period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive officer’s total compensation, will be significantly increased.
The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share and restricted share unit awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.

2022 Proxy Statement	45

EXECUTIVE COMPENSATION
2021 PERFORMANCE SHARE PLAN
During February 2021, the Compensation and Human Capital Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2021 PSP, formerly referred to as the “Outperformance Plan”, which provide for the grant of performance awards under the Incentive Award Plan. For the 2021 PSP, the Committee kept the same general structure as the 2020 PSP. The Committee increased the absolute performance targets meaningfully in the 2020 PSP from those used in the 2019 PSP, and previous PSPs, after giving consideration to the high dividend yield at the time as a result of the significant decline in the Company’s share price. However, with the return of a more normalized dividend yield in 2021, the 2021 absolute TSR performance targets were set lower than the 2020 performance targets, but set higher than the 2019 PSP absolute performance targets.
Our PSP is comprised of two distinct metrics that directly align with investors – relative TSR and absolute TSR. Although each are based on TSR, in using both a relative and absolute measurement, they can produce two completely different outcomes (i.e., we can potentially achieve a maximum on one of the goals and below threshold on the other, etc.). The majority (67%) continues to be focused on relative performance, in which we continue to have rigorous goals and require outperformance to achieve a target level payout, with the remaining portion (33%) based on absolute performance.
An emerging practice in long-term incentive plan design that has developed is to use absolute TSR performance as a modifier to an award rather than as a standalone performance metric. Although there are different approaches used, the most common methodology for a modifier is to either cap an award payout at target or reduce the award payout by 25% if absolute TSR is negative. The Compensation and Human Capital Committee believes that our program is significantly more rigorous in that the Company must not just be positive to get a payout on the absolute TSR portion, but rather, must deliver a 26% cumulative TSR over the performance period. In other words, if our absolute TSR is 25% or less, the maximum payout that may be provided is 67% of the PSP.

% OF AWARD EARNED	67% RELATIVE TSR VS. FTSE NAREIT RETAIL INDEX	33% ABSOLUTE TSR

	Performance Targets	Performance Targets
20%	Minimum: 30th Percentile	Minimum: 26.0% TSR
60%	Target: 55th Percentile	Target: 33.1% TSR
100%	Maximum: 80th Percentile	Maximum: 40.5% TSR
Any restricted Common Shares earned under the 2021 PSP (which concludes on February 21, 2024) will be issued following the end of the three-year performance period and are subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest at the conclusion of the three-year performance period and the remaining 50% would vest upon the completion of one additional year of service, contingent upon continued employment with the Company through the applicable vesting date, provided that no such Common Shares will be issued to Mr. Tanger unless and until they become vested. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”
The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were issued, whether vested or unvested.

46	Tanger Outlets

EXECUTIVE COMPENSATION
Changes to CEO Compensation Plans For 2021
As part of our long-term leadership succession strategy (see Board Leadership Structure and Risk Oversight on page 22), Mr. Tanger transitioned to Executive Chair of the Company's Board of Directors, effective through January 1, 2024 and Mr. Yalof assumed the role of Chief Executive Officer of the Company. The changes in compensation of Mr. Tanger and Mr. Yalof are reflected in the chart below:

Base Salary	Annual Bonus Target	Total Equity Compensation
We believe it is beneficial to the Company to retain Mr. Tanger as Executive Chair due to his experience navigating the Company through changing business environments for over thirty years, his intimate knowledge of outlet center operations and management and the industry relationships he has cultivated over the years. As part of the transition to Executive Chair, Mr. Tanger's salary will be reduced each year as described in his employment agreement and summarized on page 57. In addition, the Board reduced the amount of Mr. Tanger’s equity awards granted in 2021. The table below illustrates the reduction in compensation payable to the Executive Chair through 2023.

EXECUTIVE CHAIR COMPENSATION	2021	2022	2023	% CHANGE FROM 2021-2023
Salary	$807,500	$637,500	$425,000	(47)%
Target Bonus	807,500	637,500	425,000	(47)%
Equity Compensation	2,500,018	1,427,092	(1)	n/a
(1)Per the terms of his employment agreement, Mr. Tanger is eligible to receive annual awards under the Incentive Award Plan in such amounts as determined by the Board.
Retirement Benefits
The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan. Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company.
Perquisites
The Company does not provide significant perquisites or personal benefits to executive officers. In addition, also consistent with previous years, the Company maintained an insurance policy to provide a life insurance benefit to Mr. Tanger of $5 million. Premiums paid on the policy during 2021 totaled $67,344.
In addition, the Company owns a corporate airplane which is used almost exclusively for business travel. We believe that the confidential working environment, security, mitigation of health risks in the current climate and efficiency provided by private air travel allow our CEO and other executives to maximize productivity while traveling for business.

2022 Proxy Statement	47

EXECUTIVE COMPENSATION
Our Executive Chair’s business travel includes travel from his primary office location to the Company’s headquarters. While we consider this travel to serve an important business purpose, for purposes of transparency, we identify the incremental cost of this travel as a perquisite for SEC reporting purposes. We determine the incremental cost per flight based on the cost of fuel used, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include fixed costs that do not change based on usage, such as purchase costs of the airplane, pilot salaries and non-trip-related hangar and parking costs. In 2021, this incremental cost totaled approximately 23,623. However, we do not consider the characterization of this amount as a perquisite to be a significant factor in our overall compensation plan design or effectiveness.
The Executive Chair and the CEO may use the aircraft for personal use from time to time, so long as they reimburse the Company for any such use so that there is no incremental cost to the Company.
Employment Contracts and Change of Control
The Company’s business is competitive, and the Compensation and Human Capital Committee believes that it is extremely desirable for the Company to maintain employment contracts or otherwise provide severance protection for its senior executives. As such, each of the named executive officers have either been party to an employment contract or been a participant in our executive severance plan since its adoption in 2021. The employment contracts and executive severance plan generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement or the plan, as applicable. These severance arrangements are designed to promote stability and continuity of senior management.
Our Compensation and Human Capital Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a change of control. Very often, senior executives lose their jobs in connection with a change of control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a change of control and the executive’s associated termination, our Compensation and Human Capital Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened change of control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.
In 2021, we adopted an executive severance plan and terminated employment contracts for all executives other than the Executive Chair and CEO. See “Executive Severance Plan” on pg. 53 for a description of the new executive severance plan. See “Employment Contracts” on page 57 for a description of the employment agreements with the Executive Chair and CEO, the only named executive officers with employment agreements as of December 31, 2021.

4	GOVERNANCE POLICIES RELATING TO COMPENSATION

Minimum Ownership Guidelines
The Company’s Board of Directors expects all non-employee directors, the Executive Chair, the CEO and other NEOs to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established the equity ownership guidelines for non-employee directors, the Executive Chair, the CEO and other NEOs. Non-employee directors are required to hold Common Shares with a value equal to five times the base annual board retainer of $60,000. Newly elected non-employee directors have five years following their election to the Board to meet the share ownership guidelines. The share ownership guidelines were modified in February 2021, to take into account the transition for Mr. Tanger from CEO to Executive Chair and for Mr. Yalof from COO to CEO. Mr. Tanger’s share ownership guideline was maintained at 10x base salary and Mr. Yalof’s was set at 6x base salary, consistent with other peer group companies. The executives are required to hold Common Shares with a value equivalent to a multiple of their base salary as listed in the table below:

Executive Chair	10x Base Salary
CEO	6x Base Salary
Other NEOs	3x Base Salary
The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and executives who have been board members or NEOs for at least five years, met the share ownership guidelines as of February 28, 2022.

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EXECUTIVE COMPENSATION
Clawback Policy
The Board has established a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.
Anti-Pledging Policy
Our named executive officers and directors do not have any shares pledged as collateral. The Company has established an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.
An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.
Deductibility of Executive Compensation and Other Tax Considerations
Subject to certain limited exemptions, Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”) denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. While the Compensation and Human Capital Committee may consider tax deductibility under Section 162(m) of the Code as one factor in determining compensation, it will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m) of the Code.
Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 of the Code provide that certain officers and other service providers who receive significant compensation or hold significant shareholder interests could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each named executive officer’s employment contract provides for a cutback of amounts payable in order to seek to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an employee or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The Compensation and Human Capital Committee considers the effect of Section 409A when designing the Company’s executive plans and programs, and such plans and programs are intended to be designed to comply with or be exempt from Section 409A in order to seek to avoid potential adverse tax consequences that may result from noncompliance.

2022 Proxy Statement	49

Report of the Compensation and Human Capital Committee
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Thomas J. Reddin (Chair)

Jeffrey B. Citrin

David B. Henry

Sandeep L. Mathrani

Bridget M. Ryan-Berman

Susan E. Skerritt

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2021 Summary Compensation Table
The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2021, 2020, and 2019.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)		SHARE AWARDS ($)(1)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Steven B. Tanger Executive Chair	2021	807,500	—		2,500,018	—	1,130,500	360,804	4,798,822
	2020	735,577	345,667	(4)	3,654,919	—	249,333	291,480	5,276,976
	2019	850,000	—		3,654,909	—	1,506,462	558,328	6,569,699
Stephen J. Yalof President and Chief Executive Officer	2021	850,000	—		2,500,018	—	1,487,500	245,419	5,082,937
	2020	534,519	1,062,500	(5)	3,422,595	417,330	—	159,178	5,596,122
	2019	—	—		—	—	—	—	—
James F. Williams Executive Vice President, Chief Financial Officer and Treasurer	2021	374,400	—		975,012	—	524,160	59,082	1,932,654
	2020	349,200	169,728	(4)	725,008	—	92,352	36,148	1,372,436
	2019	374,400	—		725,019	—	518,976	56,719	1,675,114
Chad D. Perry Executive Vice President, General Counsel, and Secretary	2021	378,420	—		1,263,178	—	590,335	78,784	2,310,717
	2020	352,949	164,487	(4)	1,013,168	—	100,407	47,161	1,678,172
	2019	378,420	—		1,013,162	—	583,000	84,068	2,058,650
Leslie A. Swanson. Executive Vice President, Chief Operating Officer	2021	315,521	—		748,695	—	441,729	21,336	1,527,281
	2020	—	—		—	—	—	—	—
	2019	—	—		—	—	—	—	—
(1)The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2021, 2020, and 2019 Performance Share Plans. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2021 audited consolidated financial statements on pages F-46 to F-51 of our 2021 Annual Report, Note 16 to our 2020 audited consolidated financial statements on pages F-51 to F-56 of our 2020 Annual Report, and Note 17 to our 2019 audited consolidated financial statements on pages F-43 to F-47 of our 2019 Annual Report, respectively. With respect to the awards granted under the 2021, 2020, and 2019 Performance Share Plans, the grant date fair values were based on probable performance outcomes. The value for the 2021 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $3.2 million for Mr. Tanger, $3.2 million for Mr. Yalof, $1.2 million for Mr. Williams, $1.6 million for Mr. Perry, and $949,000 for Ms. Swanson. The value for the 2020 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $6.1 million for Mr. Tanger, $4.2 million for Mr. Yalof, $1.2 million for Mr. Williams, and $1.7 million for Mr. Perry. The value for the 2019 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $4.3 million for Mr. Tanger, $845,000 for Mr. Williams, and $1.2 million for Mr. Perry.
(2)The amounts reported in this column represent non-qualified share options granted that are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions made in the calculation of these amounts may be found in Note 16 to our 2021 audited consolidated financial statements on pages F-46 to F-51.
(3)Amounts reported in 2021 include the following:

NAME	EMPLOYEE LIFE INSURANCE PREMIUMS	DIVIDENDS PAID ON UNVESTED RESTRICTED COMMON SHARES	401(K) CONTRIBUTION	USE OF AIRCRAFT
Steven B. Tanger	$67,344	$258,237	$11,600	$23,623
Stephen J. Yalof	—	245,419	—	—
James F. Williams	—	47,482	11,600	—
Chad D. Perry	—	67,184	11,600	—
Leslie A. Swanson	—	11,045	10,291	—
(4)Amounts reflect the discretionary portion of the bonus approved by the Board of Directors earned under our annual 2020 Cash Bonus Plan.
(5)Amount reflects a guaranteed bonus equal to $1,062,500 that was paid to Mr. Yalof in 2020 pursuant to the terms of his Employment Agreement.

2022 Proxy Statement	51

2021 CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider our pay ratio to be a reasonable estimate and calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. There has been no change in our employee population or employee compensation arrangements since 2020 that we believe would significantly impact the pay ratio disclosure for 2021 and require the calculation of a new median employee. However, the employee we used to calculate the pay ratio for 2020, who was a part-time customer service representative at one of our outlet centers, terminated employment with us during 2021 and as a result, as permitted by SEC rules we have replaced this employee with another employee for 2021 who earns substantially the same compensation as the original median employee used for 2020. We also view the selection of this new median employee as appropriate given that this employee is a part-time customer service representative as well and performs substantially similar duties as our prior median employee. In determining the 2021 compensation for our new median employee, we used the same methodology for calculating such employee’s compensation as we used for the prior median employee of calculating such employee’s total cash compensation. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. We calculated annual total compensation for such new median employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table earlier in this proxy statement.
Our median employee is a part-time customer service representative at one of our outlet centers that worked 232 days during 2021. Our CEO had annual total compensation of $5,082,937 and our median employee had annual total compensation of $16,817. Based on this information, for 2021 the estimated ratio of annual total compensation for our CEO to the median annual total compensation of all employees is 302 to 1.

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2021 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2021:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER SHARE AWARDS: NUMBER OF COMMON SHARES OR UNITS (#)(4)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OF BASE PRICE OF OPTION AWARDS ($)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)(1)
NAME	GRANT DATE(1)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	MINIMUM (#)	TARGET (#)	MAXIMUM (#)
Steven B. Tanger	2/22/2021				—	—	—	68,494			1,000,012
	2/22/2021				31,088	93,265	155,441				1,500,006
		605,625	807,500	1,211,250
Stephen J. Yalof	2/22/2021				—	—	—	68,494			1,000,012
	2/22/2021				31,088	93,265	155,441				1,500,006
		797,300	1,062,500	1,593,750
James F. Williams	2/22/2021				—	—	—	26,713			390,010
	2/22/2021				12,124	36,373	60,622				585,002
		280,800	374,400	561,600
Chad D. Perry	2/22/2021				—	—	—	34,608			505,277
	2/22/2021				15,708	47,123	78,539				757,901
		283,815	378,420	643,314
Leslie A. Swanson	2/22/2021				—	—	—	20,458			298,687
	2/22/2021				9,327	27,980	46,633				450,008
		236,641	315,521	473,282
(1)The grant date is considered to be the date the equity-based awards were approved by the Compensation and Human Capital Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 22, 2021 awards was $14.60. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2021 PSP may be found in Note 16 to our 2021 audited consolidated financial statements on pages F-46 to F-51 of our 2021 Annual Report. With respect to the awards granted under the 2021 PSP, the grant date fair value was based on probable performance outcomes.
(2)These columns show the range of estimated payouts targeted for 2021 performance under our annual Incentive Cash Bonus Plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2022 for 2021 performance, based on the metrics described, are set forth above in the column of the Summary Compensation Table titled “Non-Equity Incentive Plan Compensation.”
(3)These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2021 PSP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over a three year measurement period from February 22, 2021 through February 21, 2024. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - Long-term Incentives: Description and Analysis” on page 44.
(4)Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Year-End Table below. Dividends are paid on unvested restricted Common Shares.

2022 Proxy Statement	53

Outstanding Equity Awards at Year End 2021
The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2021:

	OPTION AWARDS					SHARE AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS THAT HAVE NOT VESTED ($)(1)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Steven B. Tanger	—		—	—	—	25,635	(3)	494,243
						81,018	(4)	1,562,027
						68,494	(5)	1,320,564
						17,321	(6)	333,949
									8,380	(7)	161,566
									300,404	(8)	5,791,789
									155,441	(9)	2,996,902

Stephen J. Yalof	500,000	(11)	500,000	$7.15	4/10/2030	259,538	(10)	5,003,893
						68,494	(5)	1,320,564
									205,480	(8)	3,961,654
									155,441	(9)	2,996,902

James F. Williams	—		—	—	—	4,448	(3)	85,757
						14,060	(4)	271,077
						26,713	(5)	515,027
						2,286	(6)	44,074
									1,662	(7)	32,051
									59,590	(8)	1,148,895
									60,622	(9)	1,168,792

Chad D. Perry	—		—	—	—	6,216	(3)	119,844
						19,649	(4)	378,833
						34,608	(5)	667,242
						3,542	(6)	68,290
									2,323	(7)	44,791
									83,274	(8)	1,605,523
									78,539	(9)	1,514,232

Leslie A. Swanson	—		—	—	—	20,548	(5)	396,165
									46,633	(9)	899,084
(1)Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)Based on the closing price of our Common Shares on December 31, 2021 of $19.28.
(3)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2020, 2/15/2021 and 2/15/2022.
(4)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2021, 2/15/2022 and 2/15/2023.
(5)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2022, 2/15/2023 and 2/15/2024.

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OUTSTANDING EQUITY AWARDS AT YEAR END 2021
(6)Represents portion of restricted Common Shares earned from the conversion of notional units under the 2018 Performance Share Plan (the "2018 PSP"). Restricted Common Shares earned vest 50% on February 17, 2021 and 50% on February 17, 2022.
(7)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2019 PSP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending February 17, 2022. Restricted Common Shares earned will vest 50% on February 22, 2022 and 50% on February 15, 2023.
(8)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2020 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 10, 2023. Restricted Common Shares earned will vest 50% on February 22, 2023 and 50% on February 15, 2024.
(9)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2021 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 21, 2024. Restricted Common Shares earned will vest 50% on February 26, 2024 and 50% on February 15, 2025.
(10)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 4/10/2021, 4/10/2022 and 4/10/2023.
(11)Options vest at a rate of 25% per year, with vesting dates on December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.

2022 Proxy Statement	55

Option Exercises and Common Shares Vested in 2021
The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2021:

	OPTION AWARDS		SHARE AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Steven B. Tanger	—	—	127,917	1,809,160
Stephen J. Yalof	—	—	129,770	2,156,777
James F. Williams	—	—	21,007	297,135
Chad D. Perry	—	—	28,417	401,923
Leslie A. Swanson	—	—	—	—
(1)Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

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Equity Compensation Plan Information
The following table provides information as of December 31, 2021 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS EXCLUDING SECURITIES REFLECTED IN COLUMN (A)
Equity compensation plans approved by security holders	2,421,866	(1)	16.62	2,110,394	(2)
Equity compensation plans not approved by security holders	1,000,000	(3)	7.15	—
Total	3,421,866		10.68	2,110,394
(1)Includes (a) 595,600 common shares issuable upon the exercise of outstanding options (280,800 of which are vested and exercisable), (b) 418,107 restricted common shares that may be issued under the 2019 PSP upon the satisfaction of certain conditions, (c) 788,013 restricted common shares that may be issued under the 2020 PSP upon the satisfaction of certain conditions and (d) 620,146 restricted common shares that may be issued under the 2021 PSP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2019, 2020 and 2021 PSP awards, such restricted common shares are not included in the weighted average exercise price calculation.
(2)Represents common shares available for issuance under the Amended and Restated Incentive Award Plan. Under the Amended and Restated Incentive Award Plan, the Company may award restricted common shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.
(3)Includes 1,000,000 common shares issuable upon the exercise of outstanding options (500,000 of which are vested and exercisable) that were issued to our Chief Executive Officer, Stephen J. Yalof, as an inducement to his entering into employment with the Company and were granted outside of the Company’s shareholder approved equity plan pursuant to New York Stock Exchange rules. The options to purchase common shares have an exercise price of $7.15. One-fourth of the options vested on December 31, 2020, followed by another one-fourth which vested on December 31, 2021, and the remaining options will vest equally on each of December 31, 2022 and December 31, 2023, subject to Mr. Yalof’s continued employment through each vesting date. Vested options will become exercisable on and after the date the fair market value of the Common Shares underlying the options is at least equal to 110% of the exercise price of the options.
Employment Contracts
The following summary sets forth the material terms of the employment contracts for Mr. Tanger and Mr. Yalof in effect as of December 31, 2021. In connection with the adoption of an executive severance plan in 2021, all other legacy employment contracts (other than Mr. Tanger and Mr. Yalof) were terminated.
Steven B. Tanger
On December 14, 2016, we entered into an amended and restated employment agreement with Steven B. Tanger, which was subsequently amended and restated effective April 28, 2020. Pursuant to the employment agreement, Mr. Tanger continued to serve as CEO of the Company and a member of the Board through January 1, 2021. Pursuant to the employment agreement, Mr. Tanger transitioned to the role of Executive Chairman on January 1, 2021 following the appointment of Mr. Yalof as CEO of the Company and will continue to serve as Executive Chairman through January 1, 2024 (December 14, 2016 through such date, the “Contract Term”). In respect of 2020, Mr. Tanger was entitled to an annual base salary of $850,000 (subject to the voluntary reduction described above), participation in the incentive cash bonus plan (as described above) and receipt of annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives. In respect of future years during the Contract Term, Mr. Tanger will be entitled to a reduced base salary (starting with $807,500 for 2021) and be eligible for an annual incentive bonus ranging from 0-150% of his then-current annual base salary (with a target bonus opportunity of no less than 100% of annual base salary) and annual awards under the Incentive Award Plan on terms determined by the Board.

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During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate and, in the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason), the Company and the Operating Partnership will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.
If Mr. Tanger’s employment is terminated without Cause or for Good Reason on or following January 1, 2021, Mr. Tanger would, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a payment equal to two hundred percent (200%) of his annual base salary, payable in installments over 12 months subject to the limitations required to comply with Section 409A, (2) receive a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (3) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months.
If Mr. Tanger’s employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a cash payment equal to his annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred.
If Mr. Tanger’s employment automatically terminates due to the expiration of the Contract Term, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (2) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months. Further, the Company is required to offer Mr. Tanger a consulting arrangement, pursuant to which Mr. Tanger will make himself reasonably available in the 18-month period following termination to provide consulting services to the Company. Mr. Tanger will be entitled to no more than $250,000 per year for such consulting services.
In addition, if Mr. Tanger’s employment is terminated without Cause or for Good Reason, due to death or Disability or due to expiration of the Contract Term, all unvested restricted Common Shares and restricted share units subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, will fully vest and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares will continue to vest pro-rata through the date of termination subject to the actual achievement of the applicable performance measures.
Stephen J. Yalof
Stephen J. Yalof entered into an employment agreement effective April 10, 2020 and initially expiring on December 31, 2023. Mr. Yalof’s contract provides for his initial employment as the President and Chief Operating Officer of the Company and, effective as of January 1, 2021, his subsequent promotion to the President and CEO of the Company. Mr. Yalof’s agreement also provided that he would be appointed to the Board by August 10, 2020. Pursuant to the terms of the agreement, Mr. Yalof’s annual base salary may not be less than $850,000 and he is eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0 – 187.5% of his annual base salary, with a target bonus opportunity of 125%. Mr. Yalof was entitled to receive sign-on restricted shares (in an amount of 389,308 shares) and 1,000,000 options to be granted to him in connection with the commencement of his employment under his agreement (“Sign-on Restricted Shares” and “Sign-On Options”, respectively.
If Mr. Yalof’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.
Further, if his employment is terminated by us without Cause, or by him for Good Reason, he will receive a severance payment in an amount equal to (a) 200% of his annual base salary for the then-current contract year, payable in installments over 12 months, (b) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, and (c) a monthly COBRA continuation subsidy for Mr. Yalof and his dependents, payable for up to 18 months.
In addition, if Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability (other than within twenty four (24) months following a change of control), all unvested Sign-On Restricted Shares and Sign-On Options will vest pro-rata in respect of service in the year of termination. If Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability within twenty four (24) months following a change of control, all unvested Sign-On Restricted Shares and Sign-On Options will vest and become exercisable.

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Non-Compete and Other Provisions
During the term of Mr. Tanger’s employment and for a period of twelve (12) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities. During the Restricted Period, Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself engage in competition with the Company.
In addition, during the term of employment for Mr. Yalof and for one year after, if his employment is terminated for any reason, with respect to the Company, the Operating Partnership, their respective subsidiaries and other entities under common control with the Company and/or the Operating Partnership as of the date of termination (the “Related Entities”), he is prohibited from engaging in (a) management, development, operation, or construction (other than in the performance of his duties for Company and the Related Entities) of (i) any factory outlet centers or (ii) retail commercial property that competes with factory outlet centers, (b) any active or passive investment by or on behalf of himself (other than in the performance of his duties for the Company and the Related Entities) in an entity that operates, manages, or constructs, or invests in property used for (i) a factory outlet center or (ii) retail commercial property that competes with factory outlet centers, or (c) his performance of the same or substantially similar duties, work, or responsibilities that he performed for the Company and/or a Related Entity involving the same or substantially similar products or services as those with which the Executive worked while employed by the Company.
Mr. Tanger, Mr. Yalof and Mr. Williams are employed and compensated by both the Operating Partnership and the Company. The Compensation and Human Capital Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership or one of the Operating Partnership’s subsidiaries.
All payments and benefits due to Mr. Tanger and Mr. Yalof under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.
Executive Severance Plan
On March 31, 2021, we adopted the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “executive severance plan”), pursuant to which certain of our executives, including Mr. Williams, Mr. Perry and Ms. Swanson, are eligible to receive certain benefits in the event of certain qualifying terminations.
In the event the executive’s employment is terminated by us without Cause or by the executive for Good Reason other than on or within 12 months following a change of control (each as defined in the executive severance plan), subject to the executive’s execution and non-revocation of release and continued compliance with the applicable restrictive covenants, such executive will be entitled to receive (i) a severance payment equal to the product of (a) the sum of (x) 100% such participant’s annual base salary for the year in which termination occurs and (y) the average annual performance bonus for the three consecutive years immediately preceding the year in which the termination occurs (or if such executive has been eligible to receive an annual performance bonus for fewer than three years, such fewer number of years), to be paid monthly over the succeeding number of months equal to such executive’s termination payment multiple ( currently, one times (1x) for each executive) (the “Severance Payment”), or over twelve months, and (b) such executive’s applicable termination payment multiple, (ii) a monthly COBRA subsidy for up to 12 months, and (iii) full acceleration of time-based equity awards, with a pro-rata portion of performance-based awards remaining outstanding and eligible to vest, as determined based on actual achievement of the applicable performance goals through the end of the applicable performance period(s) (the “Equity Award Acceleration”).
Notwithstanding the foregoing, if such termination occurs on or within 12 months following a change of control, the executive will instead receive severance of (i) two times (2x) the Severance Payment, (ii) a monthly COBRA subsidy for up to 24 months, and (iii) full acceleration of time-based equity awards and, to the extent any performance-based awards are assumed, substituted or replaced in connection with such change of control, acceleration of such performance-based awards at the greater of (a) actual performance through the termination date and (b) target performance.
If the executive’s employment is terminated due to death or Disability (as defined in the executive severance plan), the executive or the executive’s estate will receive (i) a lump sum payment equal to half (0.5x) of the executive’s annual base salary, payable in a lump sum, (ii) a pro-rata portion of the annual bonus earned for the year in which termination occurs, payable at the time in which annual bonuses are paid generally to other executives of the Company for the applicable year, and (iii) the Equity Award Acceleration.

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Any severance payments or benefits under the executive severance plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will only be reduced to the extent it results in a better tax position for the executive.
As a condition to participation in the executive severance plan executives are required to execute a participation letter agreement, pursuant to which they will be subject to non-competition and non-solicitation covenants for a period of time post-termination equal to the applicable severance multiple (e.g 6 months, 12 months or 24 months) as well as perpetual confidentiality and non-disparagement covenants.
Potential Payments on Termination or Change of Control
The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with a Change of Control and each of the following different types of termination of employment : (1) termination by the Company without Cause or by the executive for Good Reason (each term as defined below), (2) termination as a result of death, (3) termination as a result of Disability (as defined below), and (4) termination by the Company for Cause or by the executive without Good Reason.
Cause
Generally under each employment agreement or the executive severance plan, as applicable, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances:

NAME(S)	APPLICABLE DEFINITION OF CAUSE
Mr. Tanger
•Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
•Conviction of a felony involving moral turpitude, fraud or embezzlement; or
•Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Yalof
•Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty or misconduct in the performance of his duties;
•Conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud or embezzlement;
•Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or the Operating Partnership; or willful material breach of his employment agreement or failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

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NAME(S)	APPLICABLE DEFINITION OF CAUSE
Mr. Williams Mr. Perry Ms. Swanson
•Determination by the Operating Partnership that he or she has embezzled money or property;
•Willful refusal to perform reasonable duties incident to his or her employment after ten (10) days’ written notice; or
•Commission of a felony which, in the judgment of the Board of Directors of the Operating Partnership, adversely affects the business or reputation of the Operating Partnership.
•Any willful misconduct by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties (as defined in the executive severance plan) or a willful violation of law by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties;
•An act of fraud, conversion, misappropriation or embezzlement by a Participant with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary;
•A participant’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to, a felony involving moral turpitude or related to the performance of such Participant’s Duties or that materially impacts the Company;
•Any act of dishonesty committed by a Participant in connection with the Company’s or any Subsidiary’s business or relating to such Participant’s Duties;
•The willful neglect of material Duties or gross misconduct by a Participant;
•Substance abuse that, in the Board’s good faith determination, materially interferes with the performance of a Participant’s Duties;
•A participant’s willful and material failure to: (I) comply with the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including any business code of ethics adopted by the Board; or (II) use good faith efforts to comply with the directives of the Board and the Chief Executive Officer of the Company (provided, that such directives are consistent with the material terms of applicable law and the Company’s guidelines and policies);
•Any other willful failure (other than any failure resulting from incapacity due to physical or mental illness) by a Participant to perform his or her material Duties;
•Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or any Subsidiary; or
•Any breach of the Restrictive Covenants (as defined in the executive severance plan) or any other written agreement with the Company.

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Change of Control
Generally, under each employment agreement or the executive severance plan, as applicable, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

NAME(S)	APPLICABLE DEFINITION OF CHANGE OF CONTROL
Mr. Tanger Mr. Yalof
•Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
•Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company (or, with respect to Mr. Perry, an entity wholly owned by the Company) ceases to be the sole general partner of the Operating Partnership;
•Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
•Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
•Majority of the members of the Company’s or the Operating Partnership’s, as applicable, Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

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NAME(S)	APPLICABLE DEFINITION OF CHANGE OF CONTROL
Mr. Williams Mr. Perry Ms. Swanson
•The acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (i) the Common Shares or (ii) the combined voting power of the then outstanding voting securities of the Company;
•Individuals who, as of March 31, 2021, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;
•A reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), unless (i) all or substantially all of the individuals and entities who were the beneficial owners of the Common Shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Common Shares and the then outstanding voting securities of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
•Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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Good Reason
Generally under each employment agreement or the executive severance plan, as applicable, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events:

NAME(S)	APPLICABLE DEFINITION OF GOOD REASON
Mr. Tanger
•Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including (a) no longer reporting solely to the Board, (b) failing to hold the same position in a successor entity as he held immediately prior to a Change of Control, (c) on and following January 1, 2021, failure to be appointed as Executive Chairman of the Board and as Executive Chairman (or comparable position) of the Partnership or, after such appointment, removal by the Board from any such position;
•Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
•Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due; or
•On or after a Change of Control, the failure to be a member of the board of directors (or similar governing body) of the successor entity (including its ultimate parent).

Mr. Yalof
•Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of Directors of the Company and/or the Executive Chairman following his promotion date or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a Change of Control;
•Failure of the Board to appoint him to serve as a member of the Board or to nominate him for election by the Company’s shareholders to serve as a member of the Board at each annual meeting following such appointment;
•Principal duties are required to be performed at a location other than Greensboro, North Carolina without his consent;
•Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.

Mr. Williams Mr. Perry Ms. Swanson
•The failure of the Company to pay or cause to be paid such named executive officer’s base salary, annual cash performance bonus or any other material compensation or benefits within five (5) days of the date due;
•A material diminution in such named executive officer’s status, including title, position, duties, authority or responsibilities;
•A material reduction in base salary, target cash bonus or target annual long-term incentive award (excluding across-the-board reductions that apply to similarly-situated executives);
•The relocation of principal office to a location more than 40 miles from its current location.

Disability
Generally under each employment agreement or the executive severance plan, as applicable, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

NAME(S)	APPLICABLE DEFINITION OF DISABILITY
Mr. Tanger Mr. Yalof
•The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

Mr. Williams Mr. Perry Ms. Swanson
•A medically determinable physical or mental impairment as a result of which the named executive officer is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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Assumptions
The amounts shown below assume that such termination or Change of Control was effective December 31, 2021, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon such termination or Change of Control. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership or such Change of Control.
In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.
Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2021, 2020 and 2019 Performance Share Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain TSR thresholds over a three-year performance period. For a further discussion of the plans, see “Long-Term Incentives: Description and Analysis” on page 44.
Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three-year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three-year performance period. Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro-rata based upon the period of time that the effective date of the plan to the date of the Change of Control bears to the three-year performance period, and each notional unit will convert based upon the share price as of the Change of Control. Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

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EQUITY COMPENSATION PLAN INFORMATION

NAME	CASH SEVERANCE PAYMENT ($)(1)	SHARE AWARDS ($)(2)		CONTINUATION OF BENEFITS ($)(3)	ALL OTHER COMP. ($)(4)	TOTAL ($)
Steven B. Tanger
Without Cause or For Good Reason	2,745,500	8,117,160		16,658	67,344	10,946,662
Change of Control	—	8,209,347		—	—	8,209,347
Death	2,193,000	8,117,160		—	—	10,310,160
Disability	2,193,000	8,117,160		—	67,344	10,377,504
For Cause or without Good Reason	—	—		—	—	—
Stephen J. Yalof
Without Cause or For Good Reason outside of 24 months following a Change of Control	3,187,500	15,592,562	(5)	48,614	—	18,828,676
Without Cause or For Good Reason within 24 months following a Change of Control	3,187,500	9,527,562		48,614	—	12,763,676
Change of Control	—	6,277,406		—	—	6,277,406
Death or Disability outside of 24 months following a Change of Control	2,337,500	9,527,562	(5)	—	—	11,865,062
Death or Disability within 24 months following a Change of Control	2,337,500	15,592,562		—	—	17,930,062
For Cause or without Good Reason	—	—		—	—	—
James F. Williams
Without Cause or For Good Reason other than within 12 months following a Change of Control	809,472	1,904,686		22,411	—	2,736,569
Without Cause or For Good Reason within 12 months following a Change of Control	1,618,944	3,451,758		44,822	—	5,115,523
Change of Control	—	2,030,002		—	—	2,030,002
Death or Disability	711,360	1,904,686		—	—	2,616,046
For Cause or without Good Reason	—	—		—	—	—
Chad D. Perry
Without Cause or For Good Reason other than within 12 months following a Change of Control	857,830	2,592,158		—	—	3,449,988
Without Cause or For Good Reason within 12 months following a Change of Control	1,715,659	4,694,614		—	—	6,410,274
Change of Control	—	2,753,555		—	—	2,753,555
Death or Disability	779,545	2,592,158		—	—	3,371,703
For Cause or without Good Reason	—	—		—	—	—
Leslie A. Swanson
Without Cause or For Good Reason other than within 12 months following a Change of Control	816,729	573,955		31,478	—	1,422,162
Without Cause or For Good Reason within 12 months following a Change of Control	1,633,458	1,023,052		62,957	—	2,719,467
Change of Control	—	628,622		—	—	628,622
Death or Disability	629,229	573,955		—	—	1,203,184
For Cause or without Good Reason	—	—		—	—	—
(1)The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.” Such cash severance payment obligations were modified for certain named executive officers upon adoption of the executive severance plan in 2021. Mr. Yalof is entitled to receive his cash severance payments in the event his employment is terminated without Cause or by Mr. Yalof for Good Reason, regardless of whether such termination occurs within 24 months following a Change of Control.
(2)Amounts shown in this column include the value of restricted Common Shares, restricted share units and/or share options which were unvested at December 31, 2021 and that would immediately vest upon termination of employment or Change of Control. This column also includes the value of restricted common shares that may be earned under the relative and absolute portion of the 2020 and 2021 PSP, upon termination of employment or Change of Control. Such value is based off of the closing price as of December 31, 2021. This column excludes the value of restricted Common Shares that may be earned under the 2019 PSP (except for a termination without cause or for good reason within 12 months following a change of control for Mr. Williams, Mr. Perry and Ms. Swanson in which the value would be deemed the target performance level), as no restricted Common Shares would have been earned under this plan assuming (1) the Company’s share price at the end of the three year performance period is equivalent to the share price as of December 31, 2021 and (2) dividends paid during the performance period remaining subsequent to December 31, 2021 are paid at similar rates as in 2021. While as of December 31, 2021, the 2019 OPP was tracking to have a zero

66	Tanger Outlets

EQUITY COMPENSATION PLAN INFORMATION

payout, actual awards earned at the end of the performance period in February 2021 were between the threshold and target for the relative portion of the award.
(3)For Mr. Tanger, this amount includes estimated costs of continuation of benefits for the remainder of Mr. Tanger employment term for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage. For Mr. Yalof, this amount includes the estimated costs of continuation of benefits for up to 18 months for group medical and dental coverage. For Mr. Williams, Mr. Perry and Ms. Swanson, this amount includes the estimated costs of continuation of benefits for up to 12 months in connection with a qualifying termination other than within 12 months following a change of control, and up to 24 months for group medical and dental coverage in connection with a qualifying termination within 12 months following a change of control.
(4)Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.
(5)Mr. Yalof vested into the first and second tranches of his sign-on options on December 31, 2020 and 2021, respectively. He is not entitled to receive pro-rata acceleration of such options under his employment agreement.

2022 Proxy Statement	67

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership (as determined under the rules of the SEC) as of March 2, 2022 of (a) our Common Shares, and (b) units of partnership interests in the Operating Partnership (referred to as the “Units”) by (i) those persons known by us to be the beneficial owners of more than 5% of such shares and/or Units, (ii) our directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) our directors and all of our executive officers as a group. We believe based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

NAME	NUMBER OF COMMON SHARES BENEFICIALLY OWNED(1)	PERCENT OF ALL COMMON SHARES(2)	NUMBER OF COMMON SHARES RECEIVABLE UPON EXCHANGE OF UNITS BENEFICIALLY OWNED(3)	PERCENT OF ALL COMMON SHARES (INCLUDING UPON EXCHANGE OF SUCH OWNER’S UNITS)
Steven B. Tanger(4) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	1,332,413	1.3%	2,932,398	4.0
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	18,684,681	17.9	—	17.9
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	16,839,838	16.1	—	16.1
State Street Corporation(7) 1 Lincoln Street Boston, MA 02111	5,551,704	5.3	—	5.3
Jeffrey B. Citrin	113,791	*	—	*
David B. Henry	67,630	*	—	*
Thomas J. Reddin	55,654	*	—	*
Bridget M. Ryan-Berman	92,226	*	—	*
Susan E. Skerritt	44,441	*	—	*
Luis A. Ubiñas	35,134	*	—	*
Sandeep L. Mathrani	9,928	*		*
James F. Williams	143,341	*	—	*
Stephen J. Yalof(8)	1,032,313	*	—	*
Chad D. Perry	145,810	*	—	*
Leslie A. Swanson	41,690	*	—	*
Directors and Executive Officers as a Group (16 persons)(9)	3,327,142	3.2	2,932,398	5.8
*    Less than 1%
(1)The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)Based on 104,467,261 Common Shares and 2,932,398 Units outstanding as of March 2, 2022.
(3)Represents Common Shares that may be acquired upon the exchange of Units beneficially owned by the applicable shareholder. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(4)Includes 2,932,398 Units of the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,932,398 Common Shares of the Company. Excludes 1,057,415 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts. Includes indirect ownership of 5,000 Common Shares owned by his wife.
(5)We have received a copy of a Schedule 13G/A as filed with the SEC on January 27, 2022 by BlackRock, Inc. (“BlackRock”) reporting ownership of these Common Shares as of December 31, 2021 by several subsidiaries, including BlackRock Fund Advisors. As reported in the Schedule 13G/A, (i) BlackRock has sole dispositive power for all 18,684,681 shares, and (ii) BlackRock has sole voting power for 17,941,162 shares. As reported on the Schedule 13G/A, BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The aggregate amount of the common shares beneficially owned by BlackRock is on a consolidated basis and includes any shares held directly by BlackRock’s subsidiaries, as listed in Exhibit A to the Schedule 13G/A.
(6)We have received copies of a Schedule 13G/A as filed with the SEC on February 9, 2022 by The Vanguard Group (referred to as “Vanguard”) reporting ownership of these Common Shares as of December 31, 2021. As reported by Vanguard in its Schedule 13G/A, (i) Vanguard has sole dispositive power for 16,534,167 shares, and shared dispositive power for 305,671 shares, and (ii) Vanguard has shared voting power for 215,712 shares.
(7)We have received a copy of a Schedule 13G as filed with the SEC on January 26, 2022 by State Street Corporation (“State Street”) reporting ownership of these Common Shares as of December 31, 2021. As reported in the Schedule 13G, (i) State Street has shared dispositive power for all 5,551,704 shares and (ii) State Street has shared voting power for 4,651,676 shares.
(8)Includes 500,000 options exercisable within 60 days of March 2, 2022 to purchase our Common Shares and 129,769 unvested restricted Common Shares that vest within 60 days of March 2, 2022.
(9)Includes 2,932,398 Common Shares which may be acquired upon exchange of 2,932,398 Units of the Operating Partnership and 500,000 Common Shares which may be acquired upon the exercise of options to purchase Common Shares within 60 days of March 2, 2022. Includes 17,266 Common Shares that were pledged as security for certain personal loans by persons other than Directors or NEOs.

2022 Proxy Statement	69

Certain Relationships and Related Party Transactions
As of December 31, 2021, the Company and its wholly owned subsidiaries owned 104,084,734 units of the Operating Partnership and other limited partners (the "Non-Company LPs") collectively owned 4,761,559 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's status as a REIT. Most of the Non-Company LPs are the descendants of Stanley K. Tanger, the Company’s founder (including Steven B. Tanger, the Company's Executive Chairman), their spouses or former spouses or their children and/or trusts for their benefit.
During 2021, 33,084 Class A common limited partnership units were exchanged for 33,084 Common Shares of the Company. For the year ended December 31, 2021, the Non-Company LPs received distributions of earnings from the Operating Partnership totaling $3.4 million.
The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS,” then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct applies to all of the Company’s directors, officers and employees and states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.
The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we were, are or will be a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% shareholders, their immediate family members or individuals sharing the household of any of the foregoing or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

70	Tanger Outlets

PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2022 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present electronically at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee,” included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended 2021 and 2020.
Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

2022 Proxy Statement	71

Report of the Audit Committee
The Audit Committee has provided the following report:
During 2021, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:
1.the Company’s consolidated financial statements; and
2.the Company’s internal control over financial reporting.
As provided in our Charter, our responsibilities include monitoring and overseeing these processes.
Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2021 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2021, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.
We have received the written disclosures and letters from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and we discussed with Deloitte & Touche LLP its independence.
We reviewed and discussed the 2021 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

72	Tanger Outlets

REPORT OF THE AUDIT COMMITTEE
The following is a summary of the fees billed to the Company for services in 2021 and 2020 by Deloitte & Touche LLP:

TYPE OF FEES	2021	2020	DESCRIPTION OF FEES
Audit fees	$960,000	$975,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.
Audit-related fees	200,000	170,000
The audit-related fees included services related to documents filed with the SEC, including a bond offering and comfort letters in 2021. The 2020 period includes S-8 and S-3 filings and a comfort letter.

Tax fees-tax compliance and preparation fees	—	—
Subtotal	1,160,000	1,145,000
Tax Fees-other	—	—
All other fees	—	—
Subtotal	—	—
Total	$1,160,000	$1,145,000
There were no tax fees or tax fees-other incurred during 2021 and 2020.

THE AUDIT COMMITTEE
Jeffrey B. Citrin (Chair)
David B. Henry
Thomas J. Reddin
Susan E. Skerritt
Luis A. Ubiñas

2022 Proxy Statement	73

PROPOSAL 3	Approval, on an Advisory Basis, of Executive Compensation

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”
Although the vote is advisory, and non-binding, the Board of Directors and the Compensation and Human Capital Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The next “Say-on-Pay” advisory vote will occur at the 2023 Annual Meeting of Shareholders.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.
The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.
Say-on-Pay Responsiveness
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.
In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. David Henry, our Lead Director, together with Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, along with the Compensation and Human Capital Committee’s independent compensation consultant, FPC Associates L.P. and members of management (excluding the Chief Executive Officer).

Spring 2020	May 2020	Summer 2020 and Spring 2021	May 2021	Winter 2021/2022

Shareholder Outreach Meetings Conducted	Annual Meeting - Say-On-Pay Vote 67%	Positive Changes Made to Address Shareholder Concerns	Annual Meeting - Say-On-Pay Vote 94%	Shareholder Outreach Meetings Continue
In response to shareholder feedback received as part of the Spring 2020 outreach, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control severance benefits. Then, following our continued outreach efforts in the winter of 2020/2021 as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan and terminated employment agreements for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

74	Tanger Outlets

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

WHAT WE HEARD •Single trigger provisions in legacy employment agreements should be eliminated	HOW WE RESPONDED •Employment contracts, where applicable, were amended to require a double trigger event in order to receive severance benefits upon a change of control

•Equity ownership guidelines should be applied to a broader group of executives	•Equity ownership guidelines were increased for directors in 2020 and modified to apply to all NEOs in 2021

•Shareholders supported the overall design and framework of our plan	•We did not make any significant changes to our plan and instead focused on the quantum of awards

This past year, 94% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation, up significantly from 67% in the previous year. This strong approval rate demonstrated our shareholders supported the positive changes we have made over the past several years, the most recent of which are summarized below.

•Equity compensation for current CEO set at lower amounts than predecessor
•Adopted executive severance plan and terminated employment contracts for executives other than Executive Chair and CEO
•Modified equity ownership guidelines to apply to a broader group of executives

•No increase in compensation for NEOs compared to 2019
•Increased minimum equity ownership guidelines for independent directors
•Modified our peer group to better align the Company with peers of similar size
•Employment contracts amended to eliminate single trigger change of control severance benefits

As we believe it is important to continue to engage with our shareholders, we again conducted a robust outreach effort this past year. In late 2021 and early 2022, we reached out to shareholders representing approximately 63% of our outstanding shares and received feedback from shareholders representing approximately 53% of our shares. The results of our feedback show our shareholders continue to support the overall design and framework our current compensation programs, thus we have kept the overall design and framework of our programs virtually the same for 2021 and 2022. While executive compensation was an important part of our discussions, in some cases we also covered topics including strategy, ESG matters and Board composition. David Henry, our Lead Director, led our outreach efforts, together with Thomas J. Reddin, the Chair of our Compensation and Human Capital Committee.
2021 Business Recap
We had an extraordinary year in 2021 that greatly exceeded our expectations. We ended 2021 in a meaningfully stronger position than we entered, driven by continued improvements in traffic, the highest average sales per square foot as reported by our retailers in our Company’s history and improving occupancy throughout the year. Our strong performance helped generate year-over-year earnings growth and improvements in several financial and operating metrics. Additionally, throughout 2021, we took a number of proactive steps to further enhance our balance sheet and liquidity position, extend our debt maturities, reduce our leverage and position us to execute on our capital plan and growth opportunities. Our total shareholder return for 2021 was nearly 102%, best of our mall group peers.
Consumers demonstrated their desire to shop at Tanger Outlets during 2021, and retailers recognized the benefits of being in our open-air shopping centers. We are proud of our achievements during the year, which led the Company to realize the following results:

2022 Proxy Statement	75

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

NET INCOME
Net income available to common shareholders was $0.08 per share, or $8.3 million, for the year ended December 31, 2021 compared to net loss available to common shareholders of $0.40 per share, or $37.0 million, for the prior year.

CORE FFO*	Core FFO available to common shareholders was $1.76 per share, or $188.4 million, for the year ended December 31, 2021 compared to $1.57 per share, or $153.7 million, for the prior year.

SAME CENTER NOI*
Same Center NOI for the total portfolio (including our pro rata share of unconsolidated joint ventures) increased to $310.2 million for 2021 from $267.4 million for 2020, driven by growth in variable rents and other revenues in 2021 and recovery from the impact of the COVID-19 pandemic in 2020.

OCCUPANCY	95.3% occupancy for the total portfolio at year-end 2021 (compared to 92.2% on December 31, 2020).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.7150 per share in dividends during 2021. We have paid an all-cash dividend every year since becoming a public company in May 1993.

AVERAGE TENANT SALES	$468 per square foot for the total portfolio for the year ended December 31, 2021, an increase of 17.6% from $398 per square foot for the year ended December 31, 2019 and an all-time high for Tanger.

NET DEBT TO ADJUSTED EBITDAre RATIO*
Net debt to Adjusted EBITDAre (calculated as net debt* divided by Adjusted EBITDAre* for the total portfolio improved to 5.5 times for the year ended December 31, 2021 from 7.2 times for the year ended December 31, 2020 due to financing activities in 2021 and growth in Adjusted EBITDAre.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDAre* divided by interest expense) for the total portfolio of 4.3 times for 2021 compared to 3.3 times for 2020.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2021.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.1% for the year ended December 31, 2021.

*    Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDAre including a reconciliation to the closest GAAP equivalent, please see Appendix A.
In February 2021, we implemented an ATM equity offering program. During 2021, we sold 10.0 million shares at a weighted average price of $18.97 per share, generating net proceeds of $187.1 million. As of December 31, 2021, $60.1 million remained authorized under the program. Additionally, our operating partnership amended and extended its unsecured lines of credit from October 2021 to July 2025 and also issued $400.0 million in 2.750% senior notes due 2031. The net proceeds, along with proceeds from the ATM offerings, were used to redeem its 3.875% senior notes due 2023 and 3.750% senior notes due 2024.
As of December 31, 2021, our total portfolio outstanding floating rate debt totaled approximately $107.9 million (principal), representing approximately 7% of total portfolio debt and 3% of total enterprise value. Approximately 88% of our total portfolio square footage was unencumbered by mortgages. As of December 31, 2021, our outstanding debt had a weighted average interest rate of 3.1% and a weighted average term to maturity, including extension options, of approximately 5.6 years with no significant maturities until April 2024.

76	Tanger Outlets

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Vote Required. This non-binding advisory vote will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Other Matters
Shareholder Proposals and Nominations for the 2023 Annual Meeting of Shareholders
Shareholder Proposals for Inclusion in the 2023 Proxy Statement
Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2023 must be received by us no later than December 2, 2022. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Other Proposals and Shareholder Nominations for Director
Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
For the 2023 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 13, 2023 and not later than the close of business on February 12, 2023 in order to be considered at the 2023 Annual Meeting of Shareholders. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded. A shareholder’s notice to nominate a director or bring any other business before the 2023 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.
If the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 13, 2023, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2023 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 13, 2023, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.
In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2023.

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OTHER MATTERS
Shareholder Suggestions for Director Nominations
The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2023 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2023 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 13, 2023 and February 12, 2023, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.
Based solely on our review of the copies of Forms 3, 4 and 5 and any amendments thereto received by us, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 for the year ended December 31, 2021 were filed timely.
Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics
Each of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “GOVERNANCE”, and then “GOVERNANCE DOCUMENTS.” Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Householding of Proxy Materials
The SEC permits a single set of proxy materials to be sent to any address at which two or more shareholders reside. This delivery method is referred to as “householding.” Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.
Depending upon the practices of your broker, bank or other nominee, you may be required to contact your nominee directly to discontinue duplicate mailings to your household. If you wish to receive a separate copy of an annual report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any shareholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials they may be obtained free of charge by calling our Investor Relations Department at (336) 292-3010 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.
If you are currently a shareholder sharing an address with another shareholder and wish to receive only one set of future proxy materials for your household, please contact the above phone number or address.
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and schedules, but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on March 24, 2022 without charge upon written request addressed to: Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

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OTHER MATTERS
A reasonable fee will be charged for copies of exhibits. You may also access this Proxy Statement and our Annual Report on Form 10-K at http://www.edocumentview.com/SKT. You also may access our Annual Report on Form 10-K for the year ended December 31, 2021 at www.tangeroutlets.com.
Other Business
We know of no other business which will come before the meeting for action. However, if any business other than that described in this Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.
Proxy Statement For Annual Meeting of Shareholders
to be held on May 13, 2022
General Information
Pursuant to the rules of the United States Securities and Exchange Commission (the “SEC”), we are providing certain of our shareholders with access to our Notice of Annual Meeting of Shareholders and Proxy Statement (the “proxy materials”) and Annual Report for the year ended December 31, 2021 (the “Annual Report”) over the internet. If you received by mail a Notice of Internet Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form or make a new request. Instead, you will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, any shareholder who received a Notice may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MHLNL7X. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, in light of the ongoing COVID-19 pandemic, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Date, Time and Place

Friday May 13, 2022 at 10:00 a.m., Eastern Time	To be held at www.meetnow.global/MHLNL7X

Subject to any postponement(s), continuation(s) or adjournment(s) thereof.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
Attending the Annual Meeting
We have decided that the 2022 Annual Meeting will be a virtual-only meeting, which will be conducted via remote participation by visiting www.meetnow.global/MHLNL7X, instead of an in-person meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, in light of the ongoing COVID-19 pandemic, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. You may attend and participate in the 2022 Annual Meeting only if you are a shareholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the 2022 Annual Meeting, by visiting the following website: www.meetnow.global/MHLNL7X. To participate in the 2022 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
To login to the meeting, shareholders will be required to have a control number and password. For shareholders of record, the control number can be found on the proxy card or the Notice, or email providing notice of the meeting. Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting’s chat function.
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.
If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance, prior to the deadline of 5:00 p.m., Eastern Time, on May 10, 2022, to attend the Annual Meeting online. To register to attend the Annual Meeting online you must submit proof of your proxy power (legal proxy) reflecting your right to vote your Company shares along with your name and email address to Computershare at one of the addresses below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 10, 2022.
You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail
Computershare
Tanger Factory Outlet Centers, Inc. Legal Proxy
P.O. Box 43001 Providence, RI 02940-3001
The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:40 a.m. Eastern Time, and you should allow ample time for check-in procedures.
Who Can Vote; Votes Per Share
All holders of record of our Common Shares as of the close of business on the record date, March 24, 2022, are entitled to attend and vote on all proposals at the Annual Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 24, 2022, 104,469,061 Common Shares were issued and outstanding. In addition, at the close of business on March 24, 2022, units of partnership interest in the Operating Partnership, which may be exchanged on a one-to-one basis for Common Shares of the Company, totaled 4,761,559 units. Units of partnership interest are not entitled to vote at this meeting.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
How to Vote
Shareholder of Record-Granting A Proxy
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote at the Annual Meeting or to vote by proxy. If you plan to vote online during the meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Prior to the meeting, you may vote by any of the following methods:

Online www.envisionreports.com/SKT	By Mail Fill out your proxy card and drop in the mail in the enclosed postage paid envelope

By Phone 1-800-652-VOTE (8683)	QR Code Use your smartphone or tablet to scan the QR Code

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 13, 2022.
If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:
•FOR the election of each of the nine individuals named in this Proxy Statement to serve as directors;
•FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
Beneficial Owner-Voting Instructions
If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder nominee, or the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares online during the Annual Meeting, you should contact your broker, bank or nominee and see below under “Virtual Meeting Information.”
If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your shareholder nominee and you do not give your shareholder nominee voting instructions, your shares will not be voted with respect to the election of our directors and the approval, on an advisory (non-binding) basis of the compensation of our named executive officers. Certain brokers will not exercise their discretionary authority to vote with respect to the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish such shareholder nominee to vote. Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so even when you have not provided instructions on that matter.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
Quorum and Voting Requirements
Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals 2 and 3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals 2 or 3. Any other proposal to properly come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.
Revocation of Proxies
You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:
•by signing and submitting a new proxy card;
•by submitting new votes through internet or telephone voting;
•by delivering to the Secretary of the Company written instructions revoking your proxy; or
•by attending the meeting online and voting during the meeting.
You cannot revoke your proxy by merely attending the meeting electronically. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.
If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.
Proxy Solicitation
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $9,000 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to beneficial owners.
In connection with our solicitation of proxies for our 2023 annual meeting of shareholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
Questions and Answers at the Annual Meeting
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions from shareholders that are pertinent to the Company and the meeting matters, as time permits, after the completion of the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another shareholder;
•in excess of the two question limit;
•in furtherance of the shareholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage.

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Appendix A - Definitions and
Reconciliations of GAAP and
Non-GAAP Financial Measures
Funds From Operations
Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with generally accepted accounting principles in the United States (“GAAP”). We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.
FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss).
We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Core FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.
FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•FFO does not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Core Funds From Operations
If applicable, we present Core FFO as a supplemental measure of our performance. We define Core FFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below, if applicable. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Core FFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core FFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We present Core FFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use Core FFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use Core FFO when determining incentive compensation.
Core FFO has limitations as an analytical tool. Some of these limitations are:
•Core FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•Core FFO does not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Core FFO does not reflect any cash requirements for such replacements;
•Core FFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•Other companies in our industry may calculate Core FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Core FFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Core FFO only as a supplemental measure.
Portfolio Net Operating Income and Same Center NOI
We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges, loss on extinguishment of debt, and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods. We present Portfolio NOI and Same Center NOI on both a consolidated and total portfolio, including pro rata share of unconsolidated joint ventures, basis.
We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income (loss), FFO or Core FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.
Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre
We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as adjusted for items described below (“Adjusted EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Adjusted EBITDAre, all non-GAAP measures, as supplemental measures of our operating performance. Each of these measures is defined as follows:
We define Adjusted EBITDA as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, joint venture properties, outparcels and other assets, impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate, compensation related to voluntary retirement plan and other executive officer severance, casualty gains and losses, gains and losses on extinguishment of debt, net and other items that we do not consider indicative of the Company's ongoing operating performance.
We determine EBITDAre based on the definition set forth by NAREIT, which is defined as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, gains and losses on change of control and impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate and after adjustments to reflect our share of the EBITDAre of unconsolidated joint ventures.
Adjusted EBITDAre is defined as EBITDAre excluding gains and losses on extinguishment of debt, net, compensation related to voluntary retirement plan and other executive severance, casualty gains and losses, gains and losses on sale of outparcels, and other items that that we do not consider indicative of the Company's ongoing operating performance.
We present Adjusted EBITDA, EBITDAre and Adjusted EBITDAre as we believe they are useful for investors, creditors and rating agencies as they provide additional performance measures that are independent of a Company’s existing capital structure to facilitate the evaluation and comparison of the Company’s operating performance to other REITs and provide a more consistent metric for comparing the operating performance of the Company’s real estate between periods.
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre have significant limitations as analytical tools, including:
•They do not reflect our interest expense;
•They do not reflect gains or losses on sales of operating properties or impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate;
•Adjusted EBITDA and Adjusted EBITDAre do not reflect gains and losses on extinguishment of debt and other items that may affect operations; and
•Other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, EBITDAre and Adjusted EBITDAre only as supplemental measures.
Net Debt
We define Net Debt as Total Debt less Cash and Cash Equivalents and present this metric for both the consolidated portfolio and for the total portfolio, including the consolidated portfolio and the Company’s pro rata share of unconsolidated joint ventures. Net debt is a component of the Net debt to Adjusted EBITDA ratio, which is defined as Net debt for the respective portfolio divided by Adjusted EBITDA (consolidated portfolio) or Adjusted EBITDAre (total portfolio at pro rata share). We use the Net debt to Adjusted EBITDA and the Net Debt to Adjusted EBITDAre ratios to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Below is a reconciliation of net income (loss) to FFO and Core FFO available to common shareholders (in thousands, except per share amounts):

	2021	2020	2019
Net income (loss)	$9,558	$(38,013)	$92,728
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	107,698	114,021	120,856
Depreciation and amortization of real estate assets - unconsolidated joint ventures	11,618	12,024	12,512
Impairment charges - consolidated (1)	6,989	67,226	37,610
Impairment charges - unconsolidated joint ventures	—	3,091	—
Loss on sale of joint venture property, including foreign currency effect (2)	3,704	—	3,641
Gain on sale of assets	—	(2,324)	(43,422)
FFO	139,567	156,025	223,925
FFO attributable to noncontrolling interests in other consolidated partnerships	—	(190)	(195)
Allocation of earnings to participating securities	(1,453)	(1,713)	(1,991)
FFO available to common shareholders (3)	$138,114	$154,122	$221,739
As further adjusted for:
Compensation related to voluntary retirement plan and other executive severance and retirement (4)	3,579	573	4,371
Casualty gain	(969)	—	—
Gain on sale of outparcel	—	(992)	—
Loss on early extinguishment of debt (5)	47,860	—	—
Impact of above adjustments to the allocation of earnings to participating securities	(224)	5	(35)
Core FFO available to common shareholders (3)	$188,360	$153,708	$226,075
FFO available to common shareholders per share - diluted (3)	$1.29	$1.58	$2.27
Core FFO available to common shareholders per share - diluted (3)	$1.76	$1.57	$2.31
Weighted Average Shares:
Basic weighted average common shares	100,418	92,618	92,808
Effect of notional units	809	—	—
Effect of outstanding options and restricted common shares	752	—	—
Diluted weighted average common shares (for earnings per share computations)	101,979	92,618	92,808
Effect of outstanding options	—	94	—
Exchangeable operating partnership units	4,790	4,903	4,958
Diluted weighted average common shares (for FFO and Core FFO per share computations)(3)	106,769	97,615	97,766
(1)The 2020 amount includes $4.0 million of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center. The 2021 amount includes $563,000 of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(2)Includes a $3.6 million charge related to the foreign currency effect of the sale of the Saint-Sauveur, Quebec property by the RioCan joint venture in March 2021.
(3)Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.
(4)The 2019 amount represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement. The 2020 and 2021 amounts include compensation cost related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021. The 2021 amount also includes other executive officer severance costs incurred during 2021.
(5)In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions.

2022 Proxy Statement	87

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Below is a reconciliation of net income (loss) to Portfolio NOI and Same Center NOI for the consolidated portfolio and total portfolio at pro rata share (in thousands):

	2021	2020
Net income (loss)	$9,558	$(38,013)
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(8,904)	(1,126)
Interest expense	52,866	63,142
Gain on sale of assets	—	(2,324)
Loss on early extinguishment of debt (1)	47,860	—
Other (income) expense	1,595	(925)
Impairment charges	6,989	67,226
Depreciation and amortization	110,008	117,143
Other non-property (income) expenses	165	1,359
Corporate general and administrative expenses	66,023	48,172
Non-cash adjustments (2)	2,316	6,170
Lease termination fees	(2,225)	(12,125)
Portfolio NOI - Consolidated	286,251	248,699
Non-same center NOI - Consolidated	(1,483)	(2,454)
Same Center NOI - Consolidated (3)	$284,768	$246,245

Portfolio NOI - Consolidated	$286,251	$248,699
Pro rata share of unconsolidated joint ventures	25,795	21,741
Portfolio NOI - total portfolio at pro rata share	312,046	270,440
Non-same center NOI - total portfolio at pro rata share	(1,826)	(3,077)
Same Center NOI - total portfolio at pro rata share (3)	$310,220	$267,363
(1)In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions.
(2)Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.
(3)Sold outlet centers excluded from Same Center NOI Cash Basis:

Outlet centers sold:
Terrell	August 2020	Consolidated
Jeffersonville	January 2021	Consolidated
Saint-Sauveur, Quebec	March 2021	Unconsolidated JV

88	Tanger Outlets

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Below is a reconciliation of net income (loss) to Adjusted EBITDA (in thousands):

	2021	2020	2019
Net income (loss)	$9,558	$(38,013)	$92,728
Adjusted to exclude:
Interest expense	52,866	63,142	61,672
Depreciation and amortization	110,008	117,143	123,314
Impairment charges - consolidated (1)	6,989	67,226	37,610
Impairment charge - unconsolidated joint ventures	—	3,091	—
Loss on sale of joint venture property, including foreign currency effect (2)	3,704	—	3,641
Gain on sale of assets	—	(2,324)	(43,422)
Compensation related to voluntary retirement plan and other executive severance (3)	3,579	573	4,371
Casualty gain	(969)	—	—
Gain on sale of outparcel - unconsolidated joint ventures	—	(992)	—
Loss on early extinguishment of debt (4)	47,860	—	—
Adjusted EBITDA	$233,595	$209,846	$279,914
Below is a reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre (in thousands):

	2021	2020	2019
Net income (loss)	$9,558	$(38,013)	$92,728
Adjusted to exclude:
Interest expense	52,866	63,142	61,672
Depreciation and amortization	110,008	117,143	123,314
Impairment charges - consolidated (1)	6,989	67,226	37,610
Impairment charge - unconsolidated joint ventures	—	3,091	—
Loss on sale of joint venture property, including foreign currency effect (2)	3,704	—	3,641
Gain on sale of assets	—	(2,324)	(43,422)
Pro-rata share of interest expense - unconsolidated joint ventures	5,858	6,545	8,117
Pro-rata share of depreciation and amortization - unconsolidated joint ventures	11,618	12,024	12,458
EBITDAre	$200,601	$228,834	$296,118
Compensation related to voluntary retirement plan and other executive officer severance (3)	3,579	573	4,371
Casualty gain	(969)	—	—
Gain on sale of outparcel - unconsolidated joint ventures	—	(992)	—
Loss on early extinguishment of debt (4)	47,860	—	—
Adjusted EBITDAre	$251,071	$228,415	$300,489
(1)The 2020 amount includes $4.0 million of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center. The 2021 amount includes $563,000 of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(2)Includes a $3.6 million charge related to the foreign currency effect of the sale of the Saint-Sauveur, Quebec property by the RioCan joint venture in March 2021.
(3)The 2019 amount represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement. The 2020 and 2021 amounts include compensation costs related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021. The 2021 amount also includes other executive officer severance costs incurred during 2021.
(4)In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions.

2022 Proxy Statement	89

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
Below is a reconciliation of total debt to net debt for the consolidated portfolio and total portfolio at pro rata share:

	December 31, 2021
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share

Total debt	$1,397,076	$164,730	$1,561,806
Less: Cash and cash equivalents	(161,255)	(9,515)	(170,770)
Net debt	$1,235,821	$155,215	$1,391,036

	December 31, 2020
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share

Total debt	$1,567,886	$172,428	$1,740,314
Less: Cash and cash equivalents	(84,832)	(10,736)	(95,568)
Net debt	$1,483,054	$161,692	$1,644,746

90	Tanger Outlets

Tanger Factory Outlet Centers, Inc. | 3200 Northline Avenue, Suite 360 | Greensboro, NC 27408
Phone: (336) 292-3010 or 1-800-4-TANGER | Fax: (336) 297-0931 | TangerOutlets.com

TangerOutlets VOTE

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## Annual Meeting Proxy Card

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### A Proposals — The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

| | For | Against | Abstain | | For | Against | Abstain | | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Jeffrey B. Citrin | ☐ | ☐ | ☐ | 02 - David B. Henry | ☐ | ☐ | ☐ | 03 - Sandeep L. Mathrani | ☐ | ☐ | ☐ |
| 04 - Thomas J. Reddin | ☐ | ☐ | ☐ | 05 - Bridget M. Ryan-Berman | ☐ | ☐ | ☐ | 06 - Susan E. Skerritt | ☐ | ☐ | ☐ |
| 07 - Steven B. Tanger | ☐ | ☐ | ☐ | 08 - Luis A. Ubiñas | ☐ | ☐ | ☐ | 09 - Stephen J. Yalof | ☐ | ☐ | ☐ |

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**Tanger Factory Outlet Centers, Inc.'s Annual Meeting of Shareholders will be held Friday, May 13, 2022 virtually via the internet at meetnow.global/MHLNL7X.**

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## Proxy — Tanger Factory Outlet Centers, Inc.

## Appointment of Proxy for Annual Meeting on May 13, 2022

### THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger, Stephen J. Yalof and Chad D. Perry, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 13, 2022, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 1, 2022 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

**When this proxy is properly executed, the shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1, and FOR Proposals 2 and 3.**

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